SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Axiall Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Notice of Annual Meeting of Stockholders

May 20, 2014
JW Marriott Hotel, 3300 Lenox Road NE, Atlanta, Georgia 30326

To the Stockholders:

The Annual Meeting of Stockholders of Axiall Corporation (the “Company”) will be held at the JW Marriott Hotel, 3300 Lenox Road NE, Atlanta, Georgia 30326, on May 20, 2014 at 1:30 p.m. local time for the following purposes:

(1)	To elect ten directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified;

(2)	To approve, on an advisory basis, the compensation of certain of the Company’s executive officers;

(3)	To ratify the appointment of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2014; and

(4)	To transact any other business as may properly come before the annual meeting.

The Board of Directors has fixed the close of business on April 4, 2014 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting.

Please vote before the annual meeting in one of the following ways:

(1)	Use the toll-free number shown on your proxy card (or voting instruction card if you received the proxy materials by mail from a broker or bank);

(2)	Visit the website shown on your proxy card or voting instruction card to vote via the Internet; or

(3)	Complete, sign, date and return the enclosed proxy card or voting instruction card in the enclosed postage-paid envelope.

You are cordially invited to attend the annual meeting. To attend the annual meeting in person, you must present the admission ticket that is attached to the annual meeting proxy card that you received with this proxy statement, along with photo identification. However, whether or not you plan to be personally present at the annual meeting, please complete, date and sign the enclosed proxy card or voting instruction card and return it promptly in the enclosed postage prepaid envelope, or vote via telephone or the Internet, to ensure your shares are represented at the annual meeting.

April 18, 2014

By Order of the Board of Directors

Timothy Mann, Jr. Executive Vice President, General Counsel and Secretary

Table of Contents

	SUMMARY INFORMATION	3

	PROXY STATEMENT	7

	General Information	7

	PROPOSAL I ELECTION OF DIRECTORS	9

	SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT	24

	SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	25

	COMPENSATION DISCUSSION AND ANALYSIS	26

	Executive Summary	26
	Our Executive Compensation Philosophy and Objectives	29
	How Executive Compensation Decisions are Made	31
	Elements of Our Executive Compensation Program	34
	Summary of Our 2013 Executive Compensation Program	35

	EXECUTIVE COMPENSATION

	Compensation Tables	46
	Payments on Termination or Change in Control	51
	Severance Plan	52
	Equity Awards	53
	Termination and Change in Control Payments Tables	54
	Qualifying Termination Under Severance Plan	55
	Termination on Death, Disability or Retirement	56

	AUDIT COMMITTEE REPORT	57

	PROPOSAL II ADVISORY VOTE ON EXECUTIVE COMPENSATION	58

PROPOSAL III	RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
	PUBLIC ACCOUNTING FIRM	59

	STOCKHOLDER PROPOSALS FOR 2015 ANNUAL MEETING	61

	OTHER INFORMATION	61

SUMMARY INFORMATION

To assist you in reviewing the Company’s 2013 performance and executive compensation, the following summary calls to your attention certain key elements of our 2013 financial performance and our proxy statement. The following information is only a summary. For more complete information about these topics, please review the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, originally filed with the Securities and Exchange Commission (the “SEC”) on February 28, 2014 (the “Original 10-K Filing”), the Amendment No.1 on form 10-K/A, originally filed with the SEC on March 25, 2014 (the “Amendment” and together with the Original 10-K Filing, the “10-K Filing”), and the complete proxy statement.

Significant Accomplishments for 2013

We believe 2013 was a transformational year for Axiall due to the leadership of our Board and executive officers, and the dedication and hard work of our employees. In January 2013, we completed our merger with the chemicals business of PPG Industries, Inc. (the “Merged Business”) and focused on integrating the two businesses and leveraging the combined business to achieve one of our primary strategic initiatives, increased chlorovinyls integration.

Primarily as a result of the Company’s merger with the Merged Business, 2013 was our fourth consecutive year of improved financial performance. During 2013, some of our significant accomplishments included:

  obtaining the following benefits from the Company’s merger with the Merged Business:

◆	creating a leading, integrated chemicals and building products company that is the third largest chlor-alkali producer and second largest vinyl chloride monomer producer in North America;

◆

increasing the Company’s chlorine and caustic production, enabling the Company to produce chlorine in excess of its internal needs and better capture favorable margins and financial benefits throughout the chlorovinyls chain and the business cycle;

◆	providing the Company with new opportunities for growth, including expected growth in vinyl chloride monomer and polyvinyl chloride-related sales;

◆	making the Company one of the lowest-cost integrated chlor-alkali producers in the world;

◆

providing the Company with increased operational flexibility to serve both its internal needs and external customers from five North American chlor-alkali production facilities instead of a single site; and

◆	diversifying the Company’s product portfolio as a result of additional downstream product offerings.

  achieving approximately $100 million of annualized cost synergies in 2013 from improved procurement and logistics, reduced general and administrative expense and improved operating rates, as a result of the ongoing integration of the Merged Business;

  improving our financial performance, primarily due to the Company’s merger with the Merged Business, including:

◆	reaching annual net sales of $4.66 billion in 2013, an increase of 40% compared to $3.33 billion in 2012; and

◆	increasing reported Adjusted EBITDA (“Reported Adjusted EBITDA”) in 2013 to $672.0 million, compared to Reported Adjusted EBITDA of $334.9 million for 2012;(1)

  making substantial progress towards a proposed partnership with Lotte Chemical to develop an ethane cracker in Louisiana, which is expected to provide the Company access to cost-based ethylene in future years;

  increasing the Reported Adjusted EBITDA of our building products segment to $70.7 million for 2013, a 23% improvement compared to 2012;(1)

  increasing building products net sales generated by innovative new products by more than 70% from the previous year; and

  paying a total of $22.2 million in three cash dividends to our stockholders.

(1)	Reported Adjusted EBITDA is not a financial measure reported under U.S. generally accepted accounting principles (“GAAP”). Reported Adjusted EBITDA is defined in the Original 10-K Filing as earnings before interest, taxes, depreciation, and amortization, cash and non-cash restructuring charges and certain other charges, if any, related to financial restructuring and business improvement initiatives, gains or losses on redemption and other debt costs, and sales of certain assets, certain purchase accounting and certain non-income tax reserve adjustments, professional fees related to a previously disclosed and withdrawn unsolicited offer and the merger, costs to attain merger-related synergies, certain pension plan amendment curtailment gains, goodwill, intangibles, and other long-lived asset impairments, and interest expense related to the lease-financing transaction discussed in Note 8 of the footnotes to the Company’s consolidated financial statements in the Original 10-K Filing. See pages 56-59 of the Original 10-K Filing for a reconciliation of Reported Adjusted EBITDA to the nearest financial measure reported under GAAP.

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SUMMARY INFORMATION

NET SALES	REPORTED ADJUSTED EBITDA(2)

Executive Compensation Highlights for 2013

Consistent with our compensation philosophy and objectives, during 2013 the leadership development and compensation committee (the “Committee”) took the following compensation-related actions:

  provided annual cash incentive compensation opportunities based on performance against a combination of various Adjusted EBITDA(3), operational and strategic goals;

  granted all of our named executive officers (“NEOs”) long-term equity incentive awards that do not fully vest until three years after the grant date, thereby aligning the long-term interests of our NEOs with those of our stockholders;

  provided that 83% of our chief executive officer’s (“CEO”) 2013 target direct compensation(4) and, on average, approximately 70% of our other NEOs’ 2013 target direct compensation was incentive-based, and thus, “at risk;”

  adjusted the CEO’s base salary by approximately 8.4% and each of the other NEOs’ base salaries by approximately 3%, on average, to reflect the increased size and complexity of the Company and the nature of its business operations after the combination with the Merged Business; and

  adopted the Axiall Corporation Executive Officer and Key Employee Severance Plan (the “Severance Plan”) to offer market competitive severance to our NEOs and other executive officers and key employees.

CEO 2013 TARGET
DIRECT COMPENSATION

(2)	Reported Adjusted EBITDA is not a financial measure reported under U.S. generally accepted accounting principles (“GAAP”). See pages 56-59 of the Original 10-K Filing for a reconciliation of Reported Adjusted EBITDA measures to the nearest financial measure reported under GAAP.

(3)	For purposes of our 2013 executive compensation program, Adjusted EBITDA is different than Reported Adjusted EBITDA. In the Compensation Discussion and Analysis, “Adjusted EBITDA” means earnings before interest, taxes, depreciation, and amortization, cash and non-cash restructuring charges and certain other charges, if any, related to financial restructuring and business improvement initiatives, gains or losses on redemption and other debt costs, and sales of certain assets, certain purchase accounting and certain non-income tax reserve adjustments, professional fees related to a previously disclosed and withdrawn unsolicited offer and the merger, costs to attain merger-related synergies, certain pension plan amendment curtailment gains, goodwill, intangibles, and other long-lived asset impairments.

(4)	We define “target direct compensation” to be the aggregate of each NEO’s annual: (1) base salary; and (2) non-equity/cash incentive compensation opportunity at the target level established by the Committee; and (3) long-term equity incentive awards, at the target level established by the Committee. Other components of the total annual compensation of our executive officers not included in target direct compensation are set forth on the Summary Compensation Table on page 46 of this proxy statement.

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SUMMARY INFORMATION

Total Stockholder Return

The graph below presents a comparison of the cumulative total return(5) of an investment in each of Axiall Corporation common stock, the Standard & Poor’s 400 Chemicals Index and the Standard & Poor’s 400 MidCap Index from July 29, 2009, the date we completed a significant financial and operating restructuring and related 1-for-25 reverse stock split, until December 31, 2013. We believe this graph, as well as other information presented in this proxy statement and information presented in our Original 10-K Filing, should be considered by investors when evaluating our recent results of operations and stock price performance.

Total Shareholder Returns (Indexed)
Axiall vs S&P 400 Chemicals Index and S&P 400 MidCap Index

Our Board Is Committed to Corporate Governance Practices that Are Favorable Toward, and Promote Accountability to, Our Stockholders

A majority of the members of our Board joined the Board at or after the time of our 2009 financial and operational restructuring. Particularly since its 2009 recomposition, our Board has a demonstrated track record of implementing governance structures and practices that we believe are favorable towards, and promote accountability to, the Company’s stockholders. In recent years, those steps have included:

  amending the Company’s charter and bylaws to declassify the Board;

  maintaining the separation of the CEO and Board Chairman roles, an approach that was adopted in 2008;

  implementing a majority voting requirement for uncontested director elections;

  adopting a policy that requires any director who fails to obtain the required vote to offer to resign;

  adopting a policy that prohibits directors, officers and certain other Company employees from engaging in short-selling transactions with respect to the Company’s common stock;

  adopting a policy that prohibits directors, officers and certain other Company employees from engaging in hedging transactions with respect to the Company’s common stock; and

  adopting a policy that generally prohibits directors, officers and certain other Company employees from pledging Company securities, except in very limited circumstances.

(5)	Total returns were calculated using the assumption that all dividends, including distributions of cash, were reinvested in common stock. We have benchmarked returns against the two Standard & Poor’s indices because we believe those indices provide the closest comparison to our lines of business and comparable size companies. Pursuant to Securities and Exchange Commission (“SEC”) rules, the following stock performance graph is not deemed “filed” with the SEC and shall not be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934.

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SUMMARY INFORMATION

Proposals to be Voted on by Stockholders

			Page Reference
		Board Vote Recommendation	(for more detail)
Proposal I	Election of Directors	FOR each Director Nominee	9
Proposal II	Advisory Vote on Executive Compensation	FOR	58
Proposal III	Ratification of the Appointment of Independent	FOR	59
	Registered Public Accounting Firm

Proposal I Election of Directors

You will find important information about the experience and qualifications of each of the director nominees that you are being asked to elect on pages 10 through 14 of this proxy statement. Our nominating and governance committee and the other members of our Board believe each of these nominees possesses the experiences, qualifications, attributes and skills, as well as a commitment to the success of our Company, to qualify the nominee to serve as a director of the Company.

The Board of Directors recommends a vote “for” each of the nominees for election.

Proposal II Advisory Vote on Executive Compensation

For the fourth year, our stockholders have the opportunity to cast a non-binding, advisory vote on the compensation program for our named executive officers. We were pleased that last year more than 99% of the votes cast by stockholders supported our executive compensation program by voting “for” the proposal to approve, on an advisory basis, the compensation of our named executive officers. In evaluating the “say-on-pay” proposal this year, we recommend that you review the entire Compensation Discussion and Analysis in this proxy statement, which explains how and why the leadership development and compensation committee and our Board arrived at their executive compensation actions, decisions and design for 2013.

The Board of Directors recommends that you vote “for” this proposal.

Proposal III Ratification of the Company’s Independent Registered Public Accounting Firm for the Year Ending December 31, 2014

Ernst & Young LLP (“E&Y”) has served as the Company’s independent registered public accounting firm since March 15, 2011. The audit committee of the Board has appointed E&Y as the Company’s independent registered public accounting firm for the year ending December 31, 2014.

The Board recommends that this appointment be ratified. If the stockholders fail to ratify this appointment, the audit committee may, but is not required to, reconsider whether to retain E&Y. Even if the appointment is ratified, the audit committee in its discretion may direct the appointment of a different accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company.

The Board of Directors recommends that you vote “for” this proposal.

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PROXY STATEMENT

General Information

This proxy statement and the accompanying form of proxy are being furnished to the stockholders of Axiall Corporation (the “Company”) on or about April 18, 2014 in connection with the solicitation of proxies by our Board for use at the annual meeting of stockholders to be held on May 20, 2014 at 1:30 p.m. local time at the JW Marriott Hotel, 3300 Lenox Road NE, Atlanta, Georgia 30326, and any adjournment or postponement of the annual meeting.

Revoking Your Proxy Before it is Voted

You may revoke your proxy at any time before it is voted at the annual meeting by:

(1)	voting over the telephone or Internet if eligible to do so;

(2)	delivering to our corporate secretary a signed notice of revocation or a new proxy card with a later date-in either such case, your latest dated vote before the annual meeting will be the vote counted; or

(3)	voting in person at the annual meeting.

Voting Instructions; Ways to Vote

The enclosed proxy card provides voting instructions for eligible stockholders. Stockholders not wishing to vote by telephone or via the Internet or whose proxy card does not mention information about telephone or Internet voting should complete the enclosed paper proxy card and return it in the enclosed postage-paid envelope. Signing and returning the proxy card or submitting the proxy by telephone or via the Internet does not affect your right to revoke your proxy or to vote in person at the annual meeting.

If your shares are held in “street name” by a bank, broker or other nominee, you should check the voting form used by that firm to determine whether you may provide voting instructions to the bank, broker or other nominee by telephone or the Internet.

Voting of Shares Represented by Proxies

Unless otherwise specified, all shares represented by effective proxies will be voted:

  FOR the election of the ten nominees as directors;

  FOR the approval, on an advisory basis, of the compensation of the Company’s executive officers; and

  FOR the ratification of the appointment of E&Y to serve as our independent registered public accounting firm for the year ending December 31, 2014.

Our Board does not know of any other business to be brought before the annual meeting, but if any other business is properly brought before the annual meeting, proxies will be voted upon those matters in accordance with the judgment of the person or persons acting under the proxies.

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PROXY STATEMENT

Cost of Soliciting Proxies

We will pay the cost of soliciting proxies. In addition to use of the mails, proxies may be solicited in person or by telephone or facsimile by our directors and officers, who will not receive additional compensation for these services. We have retained AST Phoenix Advisors to assist in the solicitation of proxies for a fee of $8,000. Brokerage houses, nominees, custodians and fiduciaries will be requested to forward soliciting material to beneficial owners of stock held of record by them, and we will reimburse those persons for their reasonable expenses in doing so.

Stockholders Who Are Entitled to Vote at the Meeting

Only holders of record of outstanding shares of common stock of the Company at the close of business on April 4, 2014 are entitled to notice of, and to vote at, the annual meeting. Each stockholder is entitled to one vote for each share of common stock held on the record date. There were 69,922,433 shares of common stock outstanding and entitled to vote as of the record date.

Quorum

The presence, in person or by proxy, of the holders of a majority of the shares of common stock issued and outstanding and entitled to vote at the annual meeting is necessary to constitute a quorum to conduct business. Abstentions and “broker non-votes” will be counted as present and entitled to vote for purposes of determining a quorum. Brokers have the discretion to vote shares held in “street name”—a term that refers to shares held in the name of a broker on behalf of its customer, the beneficial owner—on matters considered “routine”

under New York Stock Exchange listing rules, such as the ratification of the appointment of independent auditors, but not on other, “non-routine” matters, such as the election of directors or an advisory vote on executive compensation. Broker non-votes generally occur when shares held in street name by a broker for a beneficial owner are not voted with respect to a non-routine matter because the broker has not received voting instructions from the beneficial owner and the broker lacks discretionary authority to vote the shares.

Votes Required for Approval of Matters to be Considered

Each director who receives a majority of votes cast (number of shares voted “for” exceeds the number of shares voted “against”) will be elected as a director. With respect to the election of directors, stockholders may (1) vote “for” all of the nominees, (2) vote “against” all of the nominees, (3) vote “against” certain of the nominees but vote “for” the other nominees, or (4) “abstain” from voting on one or more, or all, of the nominees. Shares not present, in person or by proxy, at the annual meeting and abstentions will have no effect on the outcome of the election of directors. Similarly, any broker non-votes will not be considered to be votes cast on the election of directors and therefore will have no effect on the outcome of the election of directors.

The affirmative vote of a majority of the votes cast is required for each of the approval of the advisory vote on executive compensation and ratification of the appointment of independent auditors. With respect to each of these items, stockholders may (1) vote “for,” (2) vote “against,” or (3) “abstain” from voting. Abstentions are not considered to be votes cast and therefore will have no effect on the outcome of the vote on these matters. In addition, with respect to the advisory vote on executive compensation, broker non-votes are not considered to be votes cast and therefore will have no effect on the outcome of the vote on this matter. As the ratification of the appointment of independent auditors is a routine matter under New York Stock Exchange listing rules, there will be no broker non-votes with respect to this matter.

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PROPOSAL I ELECTION OF DIRECTORS

To attend the annual meeting, you will need to bring an admission ticket (or legal proxy) and valid picture identification. If your shares are registered in your name and you received proxy materials by mail, your admission ticket is attached to your proxy card. If you hold shares through an account with a bank or broker, you will need to contact your bank or broker and request a legal proxy, which will serve as your admission ticket. Cell phones must be turned off prior to entering the annual meeting. Cameras and video, audio or any other electronic recording devices will not be allowed in the meeting room during the annual meeting, other than for Company purposes.

PROPOSAL I ELECTION OF DIRECTORS

All of our directors are now subject to annual election by our stockholders. Any vacancies that occur on our Board of Directors, or any newly elected directorships, may be filled by the Board, and any such newly appointed director will serve for the remainder of the unexpired portion of the term of the director who departed, if any, or otherwise until the next succeeding annual meeting of stockholders.

In evaluating director candidates and considering incumbent directors for re-nomination to the Board, the nominating and governance committee may consider a variety of factors, including each nominee’s character, independence, judgment, financial literacy, educational experience, professional experience and personal and professional accomplishments, in light of the needs of the Company. For incumbent directors, factors considered by the committee also include the nominee’s past performance on the Board and contributions to any Board committees on which the nominee has served.

On March 4, 2014, Stephen E. Macadam gave notice of his decision not to stand for re-election as a member of the Board at the Company’s 2014 annual meeting of stockholders. Mr. Macadam has been a director of the Company since 2009. He will continue to serve the remainder of his term as a director until his term expires at the 2014 annual meeting. In response to Mr. Macadam’s decision, the Board intends to reduce the size of the Board from eleven directors to ten. Accordingly, the Board has nominated ten director nominees for election to the Board at the 2014 annual meeting.

As a result of all of the foregoing, the following director nominees are proposed for election to the Board, to serve until the Company’s next annual meeting of stockholders, and until their respective successors are duly elected and qualified:

Paul D. Carrico T. Kevin DeNicola Patrick J. Fleming Robert M. Gervis Victoria F. Haynes	William L. Mansfield Michael H. McGarry Mark L. Noetzel Robert Ripp David N. Weinstein

The nominating and governance committee, and the other members of the Board, believe this slate of director nominees has the appropriate mix of educational and professional experiences, specific areas of expertise, skills and qualifications that are appropriate to enable the Board to successfully address the needs and challenges of the Company and its various business segments. In addition, each of these director nominees has proven his or her leadership, integrity and sound judgment during the time that he or she has served on the Board.

Unless instructed otherwise, properly executed proxies will be voted for the election of all ten of the nominees named above. If any such nominee is unwilling or unable to serve (an eventuality of which we are not currently aware), proxies may be voted for a substitute nominee selected by the Board, or the Board may determine to reduce the number of nominees.

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PROPOSAL I ELECTION OF DIRECTORS

Nominees for Election and Qualifications to Serve as Director

Listed below is a description of certain specific experiences, qualifications, attributes or skills possessed by each director that in the opinion of the nominating and governance committee and the Board qualify that individual to serve as a director of the Company.

Paul D. Carrico

Paul D. Carrico, age 63, has been a director and has served as our President and Chief Executive Officer since February 2008. Prior thereto, he had served as Vice President, Chemicals and Vinyls since October 2006, Vice President, Polymer Group from May 2005 until October 2006 and Business Manager, Resin Division from 1999, when he joined the Company, until May 2005. Mr. Carrico earned a Master’s degree in Engineering from the University of Louisville and a Master’s degree in Management from Massachusetts Institute of Technology.

Mr. Carrico has served in various management positions with the Company for more than thirteen years, culminating with his appointment as Chief Executive Officer in February 2008. This gives him unique knowledge of the Company’s history and the opportunities and challenges associated with the Company’s businesses and operations, as well as the ability to serve as an effective liaison between the Company’s management team and the Board. In addition, Mr. Carrico had more than twenty-four years of experience in the chemicals industry before joining the Company.

T. Kevin DeNicola

T. Kevin DeNicola, age 59, has served as a director since September 2009. Mr. DeNicola served as Chief Financial Officer of Kior, Inc., a biofuels business, from November 2009 until January 2011. Prior to that role, he was Senior Vice President and Chief Financial Officer at KBR, Inc., a leading global engineering, construction and services company supporting the energy, hydrocarbon, government services and civil infrastructure sectors from June 2008 through September 2009. Prior to this role, he served in various positions, including Senior Vice President and Chief Financial Officer at Lyondell Chemical Company (“Lyondell”) from May 2002 to December 2007. Subsequent to Mr. DeNicola’s departure from Lyondell after its acquisition by Basell AF S.C.A., but within the two-year period thereafter, Lyondell Basell filed a petition for reorganization under the Federal bankruptcy laws. Mr. DeNicola earned a Masters degree in Chemical Engineering from the University of Virginia and a Masters of Business Administration from Rice University. Mr. DeNicola is a director of Comerica, Incorporated.

Mr. DeNicola has served as Chief Financial Officer of three diverse, complex businesses: (1) a biofuels business; (2) a global engineering and construction firm; and (3) a large chemicals company. Mr. DeNicola was employed by that chemicals company for nearly 17 years, where, in addition to serving as Senior Vice President and Chief Financial Officer, he served, at various times, as Director of Investor Relations, Vice President of Corporate Development and as Assistant Treasurer. Mr. DeNicola’s significant experience as the Chief Financial Officer of various companies provides him with a solid platform from which he, as Chairman of the audit committee, can advise and consult with the Board and Company management on financial, accounting and audit-related matters, as well as matters related to effective internal controls. In addition, substantial experience in various management positions with a chemicals company provides Mr. DeNicola with expertise within one of the primary industries in which the Company operates.

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PROPOSAL I ELECTION OF DIRECTORS

Patrick J. Fleming

Patrick J. Fleming, age 70, has served as a director since February 2000 and served as non-executive Chairman of the Board of Directors from February 2008 until January 2010. In addition, Mr. Fleming served as chairman of the compensation committee from May 2004 until February 2008. Mr. Fleming has been a self-employed energy consultant since retiring from Texaco Inc. in January 2000. In 1998 and 1999, he served as the Managing Director and Chief Executive Officer of Calortex Inc., a joint venture between Texaco, Calor Gas and Nuon International, and resided in the United Kingdom. From 1994 to December 1997, Mr. Fleming was President of Texaco Natural Gas, Inc. Mr. Fleming earned a Masters of Business Administration from Xavier University and a Bachelor of Arts degree in Economics from Muskingum College.

Mr. Fleming has served as a director of the Company for more than thirteen years, during which he served as the non-executive Chairman of the Board for twenty-three months. This experience gives him unique knowledge of the Company’s history and the opportunities and challenges associated with the Company’s businesses and operations. Mr. Fleming also served as the chairman of the Board’s compensation committee from May 2004 until February 2008, an experience that gives him valuable insight into the executive compensation issues the Board must address on a regular basis. In addition, Mr. Fleming’s experience as Managing Director and Chief Executive Officer of a complex, international joint venture in the gas industry, as well as his experience in various senior management positions in the natural gas industry before that, give him a unique and important understanding of, and insight into, an industry that supplies the Company with one of its most critical energy requirements, including an understanding of the factors impacting the pricing, availability, distribution and logistics related thereto.

Robert M. Gervis

Robert M. Gervis, age 53, has served as a director since September 2009. He founded Epilogue, LLC, a private advisory firm, and has served as the Managing Member and President since April 2009. Prior to this role, he served in various senior executive positions at Fidelity Investments from 1994 to March 2009; and before Fidelity, Mr. Gervis was a partner in the international law firm of Weil, Gotshal & Manges. Mr. Gervis earned a Juris Doctorate from The George Washington University in Washington, D.C. and a Bachelor’s degree in Industrial Engineering from Lehigh University. Mr. Gervis is also a CFA charterholder. Mr. Gervis is a director of Aspen Aerogels, Inc., a manufacturer of aerogel insulation products sold to the oil and gas, cryogenic transportation, building and construction, military and aerospace industries.

During his tenure with Fidelity Investments, Mr. Gervis spent twelve years managing businesses and senior executives, including investment professionals charged with evaluating a wide range of investment opportunities, and operating and managing those investments once they were acquired or made. Mr. Gervis’ management experience at Fidelity Investments included serving as (1) Chief Executive Officer of an oil and natural gas exploration and production company; (2) Chief Operating Officer of a full-service real estate development and investment company that specialized in the acquisition, design, development and management of high-profile projects in both the United States and foreign markets; and (3) Managing Director of a private equity division that invested in a broad range of industries, including technology, biotechnology, real estate, oil and gas exploration and production and telecommunications. These positions, combined with the sophisticated transactional work Mr. Gervis managed while he was a partner at the international law firm of Weil, Gotshal Manges, gives Mr. Gervis significant insight into, and understanding of, the methods and processes used to assess and evaluate potential investment opportunities and other complex transactions that may be presented to the Company. In addition, because Mr. Gervis has served on many boards and investment committees and currently serves on two for-profit boards of directors, he has substantial experience regarding how boards can and should effectively oversee and manage companies, and a significant understanding of governance issues.

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PROPOSAL I ELECTION OF DIRECTORS

Victoria F. Haynes

Victoria F. Haynes, age 66, has served as a director since January 2013. Dr. Haynes served as president and chief executive officer of RTI International, which performs scientific research and development in advanced technologies, public policy, environmental protection, and health and medicine, from 1999 until retiring in 2012. Prior to joining RTI, Dr. Haynes was Vice President of the Advanced Technology Group and Chief Technical Officer of BF Goodrich Corporation, a specialty chemicals and aerospace company, from 1992 to 1999. She also is a director of PPG Industries, Inc. and Nucor Corporation, and is a member of the Supervisory Board of Royal DSM, a global life sciences and material sciences company. Dr. Haynes also served as a director of Archer Daniels Midland Company from 2007 until 2011. She holds a Ph.D. in physical organic chemistry from Boston University.

Dr. Haynes is a proven leader in matters related to advanced technology, research and development, and environmental protection, an area of great importance to the Company. Her service as President and Chief Executive Officer of RTI International and as Vice President of the Advanced Technology Group and Chief Technical Officer of BF Goodrich Corporation provides her with decades of valuable experience and insight into research and development and technological issues faced by large, complex, global companies, such as Axiall Corporation, including the development and assessment of strategies related to such matters. In addition, Dr. Haynes has significant experience serving as a director of publicly traded companies, and thus, has substantial insight regarding public company oversight, and a significant understanding of the corporate governance issues related thereto.

Michael H. McGarry

Michael H. McGarry, age 56, has served as a director since January 2013. He is Executive Vice President of PPG Industries, Inc., and led PPG’s chlor-alkali and derivatives business from July 2008 until the Company merged with that business in January 2013. Since February 2013, Mr. McGarry has had responsibility for the management of PPG’s architectural coatings – Americas and Asia Pacific, architectural coatings – Europe, Middle East and Africa and flat glass businesses. In addition, he has leadership responsibility for PPG’s global information technology, environment, health and safety, and corporate quality functions. Effective as of April 1, 2014, Mr. McGarry also has management responsibility for PPG’s Protective and Marine Coatings business unit. From September 2012 until February 2013, Mr. McGarry was responsible for the global aerospace and automotive refinish businesses. He held the position of Senior Vice President, Commodity Chemicals, of PPG from 2008 until August 2012, and of Vice President, Coatings, Europe and Managing Director, PPG Europe from July 2006 until June 2008. Before serving in those roles, Mr. McGarry served as Vice President, Chlor-Alkali and Derivatives of PPG from March 2004 through June 2006. He is a graduate of the University of Texas at Austin with a Bachelor’s degree in mechanical engineering.

Mr. McGarry has many years experience leading and managing the chlor-alkali and derivatives business of PPG Industries, Inc., with which the Company merged in January 2013. His in-depth knowledge of all aspects of that business is a valuable asset to the Board and to Company management. In addition, with more than ten years of experience serving in senior management roles for PPG, a large, international, publicly traded company, Mr. McGarry has a significant understanding of complex manufacturing, distribution, logistics, sales, marketing, information technology and environmental and product stewardship issues that are especially relevant to the Company.

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PROPOSAL I ELECTION OF DIRECTORS

William L. Mansfield

William L. Mansfield, age 66, has served as a director since September 2012. Mr. Mansfield served as the Chairman of Valspar Corporation, a leading manufacturer of paint and coatings, from August 2007 until June 2012. He served as Chief Executive Officer of Valspar from February 2005 until June 2011, and as President of Valspar from February 2005 to February 2008. Mr. Mansfield earned a Bachelor of Science degree in commerce and engineering from Drexel University in 1971 and a Master’s in Business Administration from Lehigh University. Mr. Mansfield also serves as a director of Bemis Company, Inc., a leading flexible packaging company, and Triumph Group, Inc., a company engaged in the design, engineering, manufacture, repair, overhaul, and distribution of aerostructures, aircraft components, accessories, subassemblies, and systems.

Mr. Mansfield’s role as the Chairman and Chief Executive Officer of a large, international paint and coatings company for many years, and the senior management positions he held before that, provide him with a broad range of valuable experience in strategic planning, operations, sales, logistics, financial management and investor relations, making him an asset to the Company’s Board. In addition, Mr. Mansfield has valuable experience serving as a director of large, publicly traded companies, including having served as the chairman of such a company, and thus, has a significant understanding of the accounting, audit, finance and corporate governance issues and trends that impact public companies, such as Axiall Corporation.

Mark L. Noetzel

Mark L. Noetzel, age 56, has served as a director since September 2009 and as the non-executive Chairman of the Board since January 2010. He was President and CEO of Cilion, Inc., a venture capital backed renewable fuel company, from August 2007 to May 2009. Prior to this role, he had served in several senior positions at BP plc, including Group Vice President, Global Retail, from 2003 until 2007, Group Vice President, B2B Fuels and New Markets, during 2001 and 2002 and Group Vice President, Chemicals, from 1998 until 2001. Prior to those senior management roles with BP plc, Mr. Noetzel served in other management and non-management roles with Amoco from 1981 until BP plc acquired Amoco in 1998. Mr. Noetzel earned a Bachelor’s degree from Yale University and a Master’s of Business Administration from the Wharton School at the University of Pennsylvania. Mr. Noetzel is chairman of the board of directors of Aspen Aerogels, Inc., a manufacturer of aerogel insulation products sold to the oil and gas, cryogenic transportation, building and construction, military and aerospace industries. In addition, he serves on the board of Siluria Technologies, Inc., which has developed a proprietary process technology which directly converts natural gas to ethylene.

Mr. Noetzel has nearly two decades of experience serving in senior executive management roles with large, international businesses within the energy and fuel industries, including managing distribution, logistics, operations and retailing functions covering twenty different countries for a business with $65 billion of annual sales. Mr. Noetzel also has served as a senior manager with a large international chemical company.

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PROPOSAL I ELECTION OF DIRECTORS

Robert Ripp

Robert Ripp, age 72, has served as a director since January 2013. Since 1999, Ripp has served as Chairman of Lightpath Technologies, a manufacturer of optical lens and module assemblies for the telecom sector. He served as Interim President and Chief Executive Officer of Lightpath from October 2001 to July 2002. Earlier, Mr. Ripp served in several senior management roles with AMP Incorporated, a publicly traded, international electrical products company, including Executive Vice President of Global Sales and Marketing, Chief Financial Officer and Chairman and Chief Executive Officer. Prior to that Mr. Ripp served in several senior financial management positions with International Business Machines, including as Vice President and Treasurer. Mr. Ripp holds a Bachelor’s degree from Iona College and a Master’s of Business Administration from New York University. He also is a director of ACE Limited and PPG Industries, Inc.

Mr. Ripp’s extensive accounting and financial experience, gained from serving as a chief executive officer, chief financial officer and corporate treasurer of large, international, publicly traded companies, as well as from serving on the audit committees of several such companies, is a valuable asset to the Board. In addition, Mr. Ripp’s service in the roles of chairman, director and senior officer positions of various publicly traded companies gives him an important understanding of the executive compensation and corporate governance issues and trends currently impacting the Company, and that may impact the Company in the future, as well as an understanding of how public company boards can and should function effectively.

David N. Weinstein

David N. Weinstein, age 54, has served as a director since September 2009. He has been a business consultant specializing in reorganization activities since September 2008. Before that, Mr. Weinstein served as Managing Director and Group Head, Debt Capital Markets-High Yield and Leverage Finance at Calyon Securities, a global provider of commercial and investment banking products and services for corporations and institutional clients, from March 2007 to August 2008. Before assuming that role, Mr. Weinstein was a consultant specializing in business reorganization and capital markets activities from September 2004 to February 2007. Prior to that, Mr. Weinstein was a Managing Director and Head of High Yield Capital Markets at BNP Paribas, BankBoston Securities and Chase Securities, Inc., and head of the capital markets group in the High Yield Department at Lehman Brothers. Mr. Weinstein earned a Bachelor’s degree from Brandeis University and a Juris Doctorate from Columbia University School of Law. Mr. Weinstein served as the Chairman of the board of directors of Pioneer Companies, Inc. from January 2002 to December 2005, the Chairman of the board of directors of York Research Corp. from November 2002 to June 2004, and as a director of Interstate Bakeries Corporation from August 2006 to January 2007. Mr. Weinstein is a director of Horizon Lines, Inc. and DeepOcean Group Holding AS.

Mr. Weinstein has nearly two decades of experience in the area of capital markets and other finance-related fields, where he has served, among others, in the positions of managing director and head of high yield capital markets for several large, global investment banking firms. Mr. Weinstein’s background providing long-term financial solutions to the issues faced by non-investment grade or highly leveraged issuers offers an understanding of capital-related matters and financial acumen that are important attributes to the Company’s success, and to Mr. Weinstein’s leadership of the finance committee. Additionally, having served on many boards of directors, Mr. Weinstein also brings substantial experience addressing public-company board issues. Mr. Weinstein has experience and insight into chemical industry operations, management, and capital structure having served as chairman of a publicly-traded chemical company that was one of the largest chlor-alkali producers in the United States.

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PROPOSAL I ELECTION OF DIRECTORS

Vote Required

Each nominee who receives a majority of votes cast (number of shares voted “for” exceeds the number of shares voted “against”) will be elected as a director.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES FOR ELECTION.

Independence of Directors; Corporate Governance Guidelines; Code of Business Ethics

The Company’s Corporate Governance Guidelines require that a majority of our directors meet the independence standards of the New York Stock Exchange listing requirements and applicable SEC rules. In addition, in determining director independence, the Board considered any pre-existing relationships between each director and PPG Industries, Inc. Under these criteria, the Board has determined that each of Messrs. DeNicola, Fleming, Gervis, Macadam, Mansfield, Noetzel, Ripp and Weinstein and Dr. Haynes meet these standards for independence and are independent of management.

Our Corporate Governance Guidelines, as well as our Code of Business Ethics, are publicly available on our website at www.axiall.com under “Investors-Governance” or available in print to any stockholder by contacting Investor Relations, Axiall Corporation by mail at 1000 Abernathy Road, Suite 1200, Atlanta, Georgia 30328 or by phone at (770) 395-4500.

Our Board Is Committed to Corporate Governance Practices that Are Favorable Toward, and Promote Accountability to, Our Stockholders

A majority of the members of our Board joined the Board at or after the time of our 2009 financial and operational restructuring. Particularly since its 2009 recomposition, our Board has a demonstrated track record of implementing governance structures and practices that we believe are favorable towards, and promote accountability to, the Company’s stockholders. In recent years, those steps have included:

  amending the Company’s charter and bylaws to declassify the Board;

  maintaining the separation of the chief executive officer and Board Chairman roles, an approach that was adopted in 2008;

  implementing a majority voting requirement for uncontested director elections;

  adopting a policy that requires any director who fails to obtain the required vote to offer to resign;

  adopting a policy that prohibits directors, officers and certain other Company employees from engaging in short-selling transactions with respect to the Company’s common stock;

  adopting a policy that prohibits directors, officers and certain other Company employees from engaging in hedging transactions with respect to the Company’s common stock; and

  adopting a policy that generally prohibits directors, officers and certain other Company employees from pledging Company securities, except in very limited circumstances.

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PROPOSAL I ELECTION OF DIRECTORS

Executive Sessions

The Company’s Corporate Governance Guidelines require that non-employee directors meet at regularly scheduled executive sessions without management. Mr. Noetzel, the non-executive Chairman of the Board, presides at those sessions. Stockholders may communicate with these directors in the manner described under “Communications with Directors” below.

Compensation of Directors

The compensation of directors is determined by the Board following a recommendation by the nominating and governance committee, which reviews such compensation on a periodic basis. In May 2013, the nominating and governance committee recommended adjustments to the amount and nature of director compensation in order to reflect the larger size of the Company and the increased complexity of the Board’s duties following the Company’s merger with the Merged Business, and to more closely align director compensation with its peer companies following the merger. Effective as of May 21, 2013, our non-employee directors are entitled to the following:

  an annual fee of $80,000, which each non-employee director may elect to be paid in Company common stock or cash;

  an annual equity grant of restricted stock units (“RSUs”) valued at approximately $100,000;

  an additional fee of $1,000 per Board or committee meeting for every official meeting over a threshold of 25 official meetings per year that each such director attends;

  an additional annual retainer with respect to each Board committee on which each non-employee director serves (unless the director serves as the chair of the committee) in the amounts of $10,000 for serving as a member of the audit committee, $7,500 for serving as a member of the leadership development and compensation committee, $5,000 for serving as a member of the finance committee and $5,000 for serving as a member of the nominating and corporate governance committee;

  the Board’s non-executive Chairman is paid an additional annual fee of $80,000, the chairman of the audit committee is paid an additional annual fee of $25,000, the chairman of the leadership development and compensation committee is paid an additional annual fee of $15,000 and the chairman of each other committee of the Board is paid an additional annual fee of $10,000; and

  non-employee directors are also eligible to participate in our 2011 Equity and Performance Incentive Plan (the “2011 Plan”), which was amended in January 2013 to limit the aggregate amount of stock or stock-based awards which a non-employee director could be granted under the 2011 Plan during any calendar year to a value as of their respective dates of grant of $300,000.

On March 5, 2013, Dr. Haynes and Messrs. McGarry and Ripp each received an initial grant of 745 time-based RSUs under the 2011 Plan in connection with his or her agreement to serve on, and appointment to, the Board. These RSUs represent such director’s pro rata share, or approximately 31%, of the number of time-based RSUs granted to other non-employee directors in May 2012, which were expected to, and did, vest in May 2013.

In May 2013, each non-employee director received a grant of 2,053 time-based RSUs under the 2011 Plan. These time-based RSU awards vest on the earlier of the first anniversary of the date of grant or the day immediately preceding the next annual meeting of stockholders. Directors are also eligible to defer compensation into the Company’s Deferred Compensation Plan described under the caption “Compensation Discussion and Analysis—Summary of Our 2013 Executive Compensation Program—Non-Qualified Deferred Compensation Plan.”

The following table details compensation provided to each non-employee director who served as a member of our Board in 2013. For information on the compensation paid to Mr. Carrico, see the Summary Compensation Table elsewhere in this proxy statement.

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PROPOSAL I ELECTION OF DIRECTORS

Director Compensation for the Year Ended December 31, 2013

	Fees Earned or	Stock
	Paid in Cash	Awards	Total
Name	($)	($)(1)	($)
Mark L. Noetzel(2)	159,082	99,591	258,673
T. Kevin DeNicola(3)	103,716	99,591	203,307
William L. Mansfield(4)	36,274	179,244	215,518
David N. Weinstein(5)	90,661	99,591	190,252
Patrick J. Fleming(6)	85,260	99,591	184,851
Robert M. Gervis(7)	89,130	99,591	188,721
Stephen E. Macadam(8)	91,065	99,591	190,656
Dr. Victoria Haynes(9)	73,887	141,281	215,168
Michael H. McGarry(10)	73,887	141,281	215,168
Robert Ripp(11)	70,825	141,281	212,106
(1)	Reflects the aggregate grant date fair value of RSU grants made to directors in 2013 calculated in accordance with the provisions of Financial Accounting Standards Board (“FASB”) ASC Topic 718. See Note 11 of the footnotes to the consolidated financial statements in the Original 10-K Filing. Mr. Fleming was the only non-management director with outstanding stock options at December 31, 2013, with 762 outstanding stock option awards on that date. The following directors held the number of unvested RSUs set forth opposite their names at December 31, 2013: Mr. Noetzel (2,053); Mr. DeNicola (2,053); Mr. Fleming (2,053); Mr. Gervis (2,053); Dr. Haynes (2,053); Mr. Macadam (2,053); Mr. Mansfield; (3,695); Mr. McGarry (2,053); Mr. Ripp (2,053); and Mr. Weinstein (2,053).

(2)	The amount of earned fees reported for Mr. Noetzel is the sum of: (a) the pro rata portion of the $70,000 annual cash fee paid to all non-employee directors during the period of January 1, 2013 through May 20, 2013, the day before the date on which the Board approved increasing that annual fee to $80,000; (b) the pro rata portion of the $80,000 annual fee paid to all non-employee directors during the period of May 21, 2013 through December 31, 2013; (c) the $80,000 annual fee earned by Mr. Noetzel in his role as chairman of the Board; and (d) the pro rata portion of the $5,000 annual fee earned by Mr. Noetzel in his role as a member of the finance committee for the period of May 21, 2013, the date on which the Board approved the payment of that annual cash fee to members of the finance committee, through December 31, 2013.

(3)	The amount of earned fees reported for Mr. DeNicola is the sum of: (a) the pro rata portion of the $70,000 annual cash fee paid to all non-employee directors during the period of January 1, 2013 through May 20, 2013, the day before the date on which the Board approved increasing that annual fee to $80,000; (b) the pro rata portion of the $80,000 annual fee paid to all non-employee directors during the period of May 21, 2013 through December 31, 2013; (c) the $25,000 annual fee earned by Mr. DeNicola in his role as chairman of the audit committee; and (d) the pro rata portion of the $7,500 annual fee earned by Mr. DeNicola in his role as a member of the leadership development and compensation committee for the period of May 21, 2013, the date on which the Board approved the payment of that annual fee to members of that committee, through December 31, 2013.

(4)	The amount of earned fees reported for Mr. Mansfield is the sum of: (a) the pro rata portion of the $70,000 annual cash fee paid to all non-employee directors during the period of January 1, 2013 through May 20, 2013, the day before the date on which the Board approved increasing that annual fee to $80,000; (b) the pro rata portion of the $80,000 annual fee paid to all non-employee directors during the period of May 21, 2013 through December 31, 2013, which Mr. Mansfield elected to receive in the form of RSUs instead of cash; (c) the pro rata portion of the $10,000 annual fee earned by Mr. Mansfield in his role as a member of the audit committee for the period of May 21, 2013, the date on which the Board approved the payment of that annual fee to members of the audit committee, through December 31, 2013; (d) the pro rata portion of the $5,000 annual fee earned by Mr. Mansfield in his role as a member of the nominating and corporate governance committee from May 21, 2013, the date on which the Board approved the payment of that annual fee to members of that committee, through September 11, 2013, the date on which the Board removed Mr. Mansfield from the nominating and corporate governance committee at his request; and (e) the pro rata portion of the $7,500 annual fee earned by Mr. Mansfield in his role as a member of the leadership development and compensation committee for the period of September 11, 2013, the date on which the Board appointed Mr. Mansfield to that committee, through December 31, 2013. Mr. Mansfield elected to receive a portion of his annual fees paid to all non-employee directors for their service on the Board for the 12-month period ending May 20, 2014 in the form of RSUs and, accordingly, received 1,642 time-based RSUs on May 20, 2013 in respect of the fees for such period with a one-year vesting date and an aggregate grant date fair value of $79,653.

(5)	The amount of earned fees reported for Mr. Weinstein is the sum of: (a) the pro rata portion of the $70,000 annual cash fee paid to all non-employee directors during the period of January 1, 2013 through May 20, 2013, the day before the date on which the Board approved increasing that annual fee to $80,000; (b) the pro rata portion of the $80,000 annual fee paid to all non-employee directors during the period of May 21, 2013 through December 31, 2013; (c) the $10,000 annual fee earned by Mr. Weinstein in his role as the chairman of the finance committee; and (d) the pro rata portion of the $7,500 annual fee earned by Mr. Weinstein in his role as a member of the leadership development and compensation committee for the period of May 21, 2013, the date on which the Board approved the payment of that annual fee to members of that committee, through December 31, 2013.

(6)	The amount of earned fees reported for Mr. Fleming is the sum of: (a) the pro rata portion of the $70,000 annual cash fee paid to all non-employee directors during the period of January 1, 2013 through May 20, 2013, the day before the date on which the Board approved increasing that annual fee to $80,000; (b) the pro rata portion of the $80,000 annual fee paid to all non-employee directors during the period of May 21, 2013 through December 31, 2013; (c) the pro rata portion of the $10,000 annual fee earned by Mr. Fleming in his role as a member of the audit committee, for the period of May 21, 2013, the date on which the Board approved the payment of that annual fee to members of the audit committee, through December 31, 2013; and (d) the pro rata portion of the $5,000 annual fee earned by Mr. Fleming in his role as a member of the nominating and corporate governance committee for the period of May 21, 2013, the date on which the Board approved the payment of that annual fee to members of that committee, through December 31, 2013.

(7)	The amount of earned fees reported for Mr. Gervis is the sum of: (a) the pro rata portion of the $70,000 annual cash fee paid to all non-employee directors during the period of January 1, 2013 through May 20, 2013, the day before the date on which the Board approved increasing that annual fee to $80,000; (b) the pro rata portion of the $80,000 annual fee paid to all non-employee directors during the period of May 21, 2013 through December 31, 2013; (c), the $10,000 annual fee earned by Mr. Gervis in his role as chairman of the nominating and corporate governance committee; and (d) the pro rata portion of the $5,000 annual fee earned by Mr. Gervis in his role as a member of the finance committee for the period of May 21, 2013, the date on which the Board approved the payment of that annual fee to members of the finance committee, through December 31, 2013.

(8)	The amount of earned fees reported for Mr. Macadam is the sum of: (a) the pro rata portion of the $70,000 annual cash fee paid to all non-employee directors during the period of January 1, 2013 through May 20, 2013, the day before the date on which the Board approved increasing that annual fee to $80,000; (b) the pro rata portion of the $80,000 annual fee paid to all non-employee directors during the period of May 21, 2013 through December 31, 2013; and (c) the $15,000 annual fee earned by Mr. Macadam in his role as chairman of the leadership development and compensation committee.

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PROPOSAL I ELECTION OF DIRECTORS

(9)	The amount of earned fees reported for Dr. Haynes is the sum of: (a) the pro rata portion of the $70,000 annual cash fee paid to all non-employee directors during the period of January 28, 2013, the date on which Dr. Haynes’ appointment to the Company’s Board was effective, through May 20, 2013, the day before the date on which the Board approved increasing that annual fee to $80,000; (b) the pro rata portion of the $80,000 annual fee paid to all non-employee directors during the period of May 21, 2013 through December 31, 2013; and (c) the pro rata portion of the $5,000 annual fee earned by Dr. Haynes in her role as a member of the nominating and corporate governance committee for the period of September 11, 2013, the date on which the Board appointed Dr. Haynes to that committee, through December 31, 2013.

(10)	The amount of earned fees reported for Mr. McGarry is the sum of: (a) the pro rata portion of the $70,000 annual cash fee paid to all non-employee directors during the period of January 28, 2013, the date on which Mr. McGarry’s appointment to the Company’s Board was effective, through May 20, 2013, the day before the date on which the Board approved increasing that annual fee to $80,000; (b) the pro rata portion of the $80,000 annual fee paid to all non-employee directors during the period of May 21, 2013 through December 31, 2013; and (c) the pro rata portion of the $5,000 annual fee earned by Mr. McGarry in his role as a member of the finance committee, for the period of May 21, 2013, the date on which the Board approved the payment of that annual fee to members of the finance committee, through December 31, 2013.

(11)	The amount of earned fees reported for Mr. Ripp is the sum of: (a) the pro rata portion of the $70,000 annual cash fee paid to all non-employee directors during the period of January 28, 2013, the date on which Mr. Ripp’s appointment to the Company’s Board was effective, through May 20, 2013, the day before the date on which the Board approved increasing that annual fee to $80,000; (b) the pro rata portion of the $80,000 annual fee paid to all non-employee directors during the period of May 21, 2013 through December 31, 2013; and (c) the pro rata portion of the $5,000 annual fee earned by Mr. Ripp in his role as a member of the nominating and corporate governance committee for the period of September 11, 2013, the date on which the Board appointed Mr. Ripp to the nominating and corporate governance committee, through December 31, 2013.

The Audit Committee

The audit committee of the Board consists of T. Kevin DeNicola (Chairman), Patrick J. Fleming and William L. Mansfield. Each member of the audit committee has the ability to read and understand financial statements, and the Board has determined that each member of the audit committee is “independent” as defined by the New York Stock Exchange listing requirements and Rule 10A-3 under the Securities Exchange Act of 1934. The Board has also determined that T. Kevin DeNicola is an “audit committee financial expert” as that term is defined by SEC rules. In making such determination, the Board took into consideration, among other things, the express provision in Item 407(d) of SEC Regulation S-K that the determination that a person has the attributes of an audit committee financial expert shall not impose any greater responsibility or liability on that person than the responsibility and liability imposed on such person as a member of the audit committee and the Board, nor shall it affect the duties and obligations of other audit committee members or the Board. The primary functions of the audit committee are to review the adequacy of the system of internal controls and management information systems, to review the results of our independent registered public accounting firm’s quarterly reviews of our interim financial statements, and to review the planning and results of the annual audit with our independent registered public accounting firm. The audit committee also has responsibilities related to the oversight of the Company’s overall risk management process. This committee held ten meetings in 2013.

The Finance Committee

The finance committee of the Board consists of David N. Weinstein (Chairman), Robert M. Gervis, Mark L. Noetzel and Michael H. McGarry, who was appointed to the finance committee effective January 28, 2013. This committee’s primary functions include overseeing the financial plan, policies and practices of the Company. More specifically, the duties of the committee include: (1) evaluating and monitoring the Company’s capital structure and any proposed adjustments to that structure, including working capital and cash-flow management and short-term investment policies;

(2) reviewing any proposed capital or debt issuances or repurchases; (3) reviewing commercial and investment banking relationships and activities; (4) reviewing potential acquisitions, divestitures or investments in new businesses or joint ventures; (5) reviewing the funding for, and reports regarding the asset investment strategy of, the Company’s employee benefit plans; and (6) reviewing the Company’s investor profiles and related investor relations programs. This committee held six meetings in 2013.

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The Leadership Development and Compensation Committee

The leadership development and compensation committee of the Board consists of Stephen E. Macadam (Chairman), T. Kevin DeNicola, David N. Weinstein and William L. Mansfield, who was appointed to the committee effective September 11, 2013. The primary functions of the leadership development and compensation committee include overseeing our executive compensation and equity and performance incentive compensation plans and policies. This committee has the authority to retain, compensate and oversee compensation consultants. For additional information regarding the processes and procedures for consideration and determination of executive compensation, see the Compensation Discussion and Analysis starting on page 26 of this proxy statement. This committee held four meetings in 2013.

The Nominating and Governance Committee

The nominating and governance committee consists of Robert M. Gervis (Chairman), Patrick J. Fleming, Victoria F. Haynes, who was appointed to the committee effective January 28, 2013 and Robert Ripp, who was appointed to the committee effective September 11, 2013. William L. Mansfield was a member of this committee in 2013 prior to being removed from the committee at his request, and simultaneously being appointed to the leadership development and compensation committee, effective September 11, 2013. This committee’s primary functions are: (1) identifying individuals qualified to become members of the Board; (2) recommending director nominees for each annual meeting of stockholders, and nominees to fill any Board vacancies; (3) evaluating and making recommendations to the Board regarding director compensation and continuing education; (4) monitoring and evaluating legal and regulatory trends and other developments relating to corporate governance matters, including trends in stockholder activities; and (5) making recommendations to the Board regarding corporate governance policies and practices. This committee held four meetings in 2013.

This committee may select candidates based on their character, judgment, business experience and specific areas of expertise, among other then-relevant considerations, such as the requirements of applicable law and listing standards. Given the evolving needs and challenges of the Company’s business, the selection process at any time may emphasize different qualities based on, among other things, the Board’s diversity and composition at the relevant time, giving due consideration to a number of factors which may include differences with respect to personal, professional or educational experience, the nature and geographic scope of business experience and its relevance to the Company’s strategy, and the ability to commit the time required to understand the Company’s business. The committee recommends new Board members in consultation with the other non-management Board members, executive management and external consultants. This committee has the authority to retain, and from time to time in the past has retained, an executive search firm to assist in the identification of potential director candidates.

This committee will consider nominees recommended by stockholders on the same terms as those recommended by any search firm or selected by the committee. Any recommendation should be addressed in writing to the Nominating and Governance Committee, c/o the Corporate Secretary, Axiall Corporation, 1000 Abernathy Road, Suite 1200, Atlanta, Georgia 30328.

Stockholders may recommend candidates at any time, but to be considered by the committee for inclusion in the Company’s proxy statement for the next annual meeting of stockholders, as long as any such stockholder is a stockholder of record at the time of the next annual meeting, and the stockholder (or a qualified representative) appears at that annual meeting. Any such nominations must be submitted in writing at least 60 days but no more than 90 days in advance of the first anniversary of the date the Company’s proxy statement was first mailed to stockholders for the preceding year’s annual meeting of stockholders. A stockholder’s notice must contain the following:

  with respect to the nominating stockholder:

◆	the name and address of the stockholder recommending the director candidate for consideration and the beneficial owners, if any, on whose behalf the proposal is made;

◆	the class, series and number of securities of the Company directly or indirectly beneficially owned by the stockholder recommending the director candidate for consideration;

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◆	a description of any derivative positions held by the stockholder in any class of securities of the Company;

◆	any proxies or other arrangements pursuant to which the stockholder has a right to vote any shares of the Company or which has the effect of increasing or decreasing the voting power of the stockholder;

◆	any rights of the stockholder to dividends on the shares of the Company that are separated or separable from the underlying shares of the Company;

◆	performance-related fees (other than an asset-based fee) to which the stockholder may be entitled as a result of any increase or decrease in the value of shares of the Company or derivative positions;

◆	such other information regarding the stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC;and

◆	a representation (1) that the stockholder is a holder of record of Company stock and intends to appear in person or by proxy at the annual meeting and (2) whether the stockholder or beneficial owners intends to deliver a proxy statement and proxy card to holders of the requisite number of the Company’s shares to approve the nomination.

  with respect to the proposed nominee:

◆	all information, as applicable, with respect to such proposed nominee that would be required to be set forth in the stockholder’s notice described above;

◆	all information relating to such proposed nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC;

◆	all related party and beneficial ownership information that would be required to be disclosed under SEC rules if the stockholder giving the notice were the “registrant” and the proposed nominee were a director or executive officer of such registrant;
◆	a completed director questionnaire (in the form provided by the Secretary of the Company upon written request) with respect to the identity, background and qualification of the proposed nominee and the background of any other person or entity on whose behalf the nomination is being made;

◆	a description of all agreements or understandings that the stockholder, beneficial owner, nominee or any other person has in connection with the nomination;

◆	a written representation and agreement (in the form provided by the Secretary of the Company upon written request) that the proposed nominee (1) is not and will not be a party to any voting agreement, arrangement, understanding with, or commitment or assurance to, any person or entity as to how the proposed nominee, if elected as a director, will act or vote on any issue or question that has not been disclosed to the Company or that could limit or interfere with the proposed nominee’s ability to comply, if elected as a director, with the proposed nominee’s fiduciary duties under applicable law, (2) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, and (3) if elected as a director, the proposed nominee would be in compliance and will comply, with all applicable publicly disclosed corporate governance, ethics, conflict of interest, confidentiality, director resignation and stock ownership and trading policies and guidelines of the Company;

◆	any other information related to the proposed nominee as may be reasonably required by the Company to determine the qualifications and eligibility of such proposed nominee to serve as a director; and

◆	the signed consent of the proposed nominee to serve as a director of the Company, if elected.

Committee Charters

Each of the foregoing committees has a written charter, which is publicly available on our website at www.axiall.com under “Investors-Governance” and available in print to any stockholder by contacting Investor Relations, Axiall Corporation by mail at 1000 Abernathy Road, Suite 1200, Atlanta, Georgia 30328 or by phone at (770) 395-4500.

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PROPOSAL I ELECTION OF DIRECTORS

Board Leadership Structure

The Board believes that its leadership structure, including any potential combination or separation of the CEO and Chairman roles, should be determined based upon the specific needs of the Company, and what is determined to be in the best interests of the Company’s stockholders from time to time. As a result, no written policy exists requiring either the combination or separation of the Chairman and CEO leadership roles, and the Company’s governing documents do not mandate a particular structure. This provides the Board with the flexibility to establish what it believes, in the exercise of its judgment, is the most appropriate leadership structure for the Company at any given time.

The Chairman of the Board provides leadership to the Board and works with the Board to provide guidance with respect to how the Board defines its structure and prioritizes and carries out its duties and responsibilities. In addition to presiding at Board meetings and executive sessions of the Board, the Chairman’s duties include working with management and the chairmen of the Board’s various committees to: (1) schedule and call Board meetings; (2) establish the agenda for each Board meeting; (3) review and determine the appropriate materials to be provided to directors; (4) monitor and address recent developments in corporate governance and the Company’s assessment of, and responses to, corporate governance issues; (5) encourage and facilitate active and constructive participation from all directors; and (6) facilitate communications between the Board and management. In addition, the Chairman serves as a conduit for communications from the Board to the Company’s management team, and plays a significant role in overseeing the effectiveness of the Company’s approach to risk management. Mr. Noetzel has served as the Chairman since January 2010.

The Board believes a leadership structure that separates the CEO and Chairman positions continues to be appropriate for the Company at this time for a variety of reasons. The Board will continue to evaluate this arrangement in the future, as part of its regular reviews of corporate governance matters. In the event the Board decides to consolidate the CEO and Chairman positions, thereby making the CEO the Chairman, the Board anticipates it would appoint a lead director.

All of the Company’s directors play an active role in overseeing the Company, both at the Board and Board-committee levels. As set out in the Company’s Corporate Governance Guidelines, our directors’ core responsibility is to exercise their business judgment to act in what they reasonably believe to be the best interests of the Company and its stockholders. Our Board includes only one director who serves as a member of the Company’s executive management team (Mr. Carrico, our CEO) and otherwise consists of ten non-employee directors. Our non-employee directors are skilled and experienced leaders in business, each bringing decades of valuable experience to the Board in subject areas that include accounting and finance, legal, capital markets, manufacturing, operations and logistics, and sales and marketing. In these roles, our directors have been called upon to review, evaluate and solve a wide range of complex issues, and to develop and implement many challenging and important business initiatives, plans, policies and strategies, which makes them well-qualified to oversee our Company, and to provide advice and counsel to our CEO and other senior officers of the Company.

Risk Oversight

The Board’s responsibilities include overseeing the management of the Company’s risks and approach to risk management. The Board evaluates and considers risks within the context of the business and other operational decisions that the Board and management team face, and as part of the Company’s business plans and strategies. The Board understands that it is neither realistic nor prudent to eliminate all risk. In fact, the Board believes purposeful and appropriate risk-taking is necessary for the Company to be competitive and to achieve its business objectives. As such, part of the Board’s risk-related duties include considering, understanding and overseeing what level of risk is appropriate for the Company, given the nature of the particular risk being considered.

While the Board maintains ultimate responsibility for oversight of the Company’s risk management, the Board implements its risk oversight function both as a whole and through its various committees, which meet regularly with, and report to, the full Board. The

AXIALL CORPORATION - 2014 Proxy Statement   21

PROPOSAL I ELECTION OF DIRECTORS

audit committee has been assigned responsibility for oversight of the overall risk management process. In addition, each of the Board’s committees has been assigned responsibility for risk management oversight of specific areas. More specifically:

  The audit committee oversees risks related to the Company’s audit process, financial statements, financial reporting process (including internal control over financial reporting), disclosure controls and procedures, accounting matters and various ethical and legal matters. The audit committee oversees the Company’s internal audit function and ethics program;

  The leadership development and compensation committee evaluates and oversees the risks and rewards associated with the Company’s compensation philosophies, plans and policies, reviewing and approving compensation plans and policies with the objective of mitigating compensation-related risk, without unduly diminishing the incentive-based nature of the compensation;

  The finance committee oversees risks related to the Company’s financial position and financing activities, including as they relate to the Company’s capital structure and any proposed adjustments to that capital structure, capital and debt issuance and related credit or debt agreements, commercial and investment banking relationships, acquisitions, divestitures and investments in new businesses or joint ventures, the issuance or repurchase of equity or debt securities, as well as the funding for and asset investment strategy of the Company’s employee benefits plans; and

  The nominating and governance committee oversees risks related to the Board member nomination process, and risks related to the proposed adoption of various corporate governance policies and principles. In addition, this committee is charged with developing and recommending to the Board changes in corporate governance policies and principles, Board committee structures, as well as leadership and membership to enable the Board and its committees to effectively carry out their respective risk oversight responsibilities.

As a part of the risk oversight process, each committee meets privately in separate sessions with appropriate members of management, and its advisors, as it deems appropriate.

As part of its risk management process, the Company maintains a toll-free hotline that employees and other stakeholders may use to anonymously report alleged violations of the Company’s Code of Business Ethics, health and safety-related policies and rules, employment laws and regulations, and any alleged violations of other laws, regulations, rules or policies. In addition, employees may use the toll-free hotline to anonymously report allegations of questionable activities relating to accounting, internal controls or audit matters. The third-party service provider that maintains the hotline notifies the Company of any calls received. All such calls are addressed promptly by either the Company’s Corporate Compliance Director or a Corporate Compliance Assistant, who is an employee in the Company’s human resources department.

If any calls to the hotline allege questionable activities or violations that are not related to accounting, internal control or audit matters, the Corporate Compliance Director and/or a Compliance Committee will respond to the allegations in an appropriate manner. If any call to the hotline alleges questionable activities related to accounting, internal control or an audit matter, the Corporate Compliance Director will notify the Company’s Director of Internal Audit, who in turn will notify the Chairman of the audit committee. Thereafter, the matter will be brought to the attention of the other members of the audit committee and, depending on the nature of the allegations, to the Chairman of the Board. The audit committee has the power to authorize internal and external investigations of such allegations, and to ensure that appropriate resources are provided for conducting any such investigation. The Company believes its toll-free hotline, and the processes activated by calls to the hotline are important in helping the Company mitigate its exposure to harmful risks.

Because overseeing risk is an ongoing process and inherent in the Board’s and Company management’s decision-making processes, the Board discusses the Company’s various risks throughout the year at its regularly scheduled or, if deemed appropriate, special meetings, in relation to specific proposed actions

22   AXIALL CORPORATION - 2014 Proxy Statement

PROPOSAL I ELECTION OF DIRECTORS

and/or newly obtained information about previously discussed risks. Additionally, at one or more meetings of the full Board each year, the Board devotes a portion of its meeting time to evaluating and discussing risks, the steps Company management is taking to mitigate such risks, and other potential risk mitigation strategies or programs that may be considered appropriate or desirable. At any such meetings, or at other times as determined appropriate, the Board has access to management personnel with knowledge and insight into specific issues for consideration.

Communications with Directors

Any stockholder or interested party is welcome to communicate with the Chairman of the Board, any other director, the non-employee directors as a group or the Board by writing to the directors or the Board, c/o the Corporate Secretary, Axiall Corporation, 1000 Abernathy Road, Suite 1200, Atlanta, Georgia 30328. The Corporate Secretary will review the communications and will, within a reasonable period of time after receiving the communications, forward all communications to the appropriate director or directors, other than those communications that are merely solicitations for products or services or relate to matters that are of a type that are clearly improper or irrelevant to the functioning of the Board or the business and affairs of the Company.

Board Meetings, Attendance and Relationships

The Board of Directors held six meetings in 2013. All incumbent directors attended no fewer than 75% of the aggregate number of meetings of the Board and the committees on which they served during 2013. The Company encourages its directors to attend its annual stockholders’ meeting. In 2013, all of our directors attended the annual meeting. None of our directors or executive officers is related to any of our other directors or executive officers.

Review of Related Party Transactions

While we did not have any related party transactions with our executive officers, directors, 5% or greater stockholders or their immediate family members in 2013, and we do not have a written policy regarding such matters, in the event such a transaction is proposed in the future, we would refer the matter to our audit committee for approval or disapproval.

AXIALL CORPORATION - 2014 Proxy Statement   23

SECURITY OWNERSHIP OF PRINCIPAL
STOCKHOLDERS AND MANAGEMENT

The following table lists information as of April 4, 2014 about the number of shares of our common stock beneficially owned by each incumbent director, each executive officer listed on the summary compensation table included in this proxy statement, all of our directors and current executive officers as a group, and each person or group known by us to own more than 5% of our common stock.

For additional information on the equity ownership of our directors and executive officers, see “Executive Compensation — Outstanding Equity Awards at 2013 Fiscal Year-End,” respectively.

	Amount of Common
	Stock Beneficially
	Owned and Nature of		% of
Name and Address of Beneficial Owner(1)	Beneficial Ownership(2)		Class(3)
Paul D. Carrico	445,938	(4)	*
Gregory C. Thompson	153,357	(5)	*
Joseph C. Breunig	44,977	(6)	*
Mark J. Orcutt	108,552	(7)	*
Timothy Mann, Jr.	17,258	(8)	*
Patrick J. Fleming	15,940	(9)	*
T. Kevin DeNicola	14,795	(10)	*
Robert M. Gervis	14,795	(10)	*
Stephen E. Macadam	14,795	(10)	*
Mark L. Noetzel	14,795	(10)	*
David N. Weinstein	14,795	(10)	*
Michael H. McGarry	10,515	(10)	*
William L. Mansfield	5,263	(11)	*
Robert Ripp	3,042	(10)	*
Victoria F. Haynes	2,983	(10)	*
All directors and executive officers as group (15 persons)	881,800	(12)	1.3%
FMR LLC	6,972,417	(13)	10%
245 Summer Street
Boston, MA 02210
JP Morgan Chase & Co.	4,894,977	(14)	7%
270 Park Avenue
New York, NY 10017
Blackrock Inc.	5,848,326	(15)	8.4%
40 East 52nd Street
New York, NY 10022
The Vanguard Group	3,864,021	(16)	5.5%
100 Vanguard Blvd.
Malvern, PA 19355
Shapiro Capital Management LLC	4,486,223	(17)	6.4%
3060 Peachtree Road, Suite 1555 N.W.
Atlanta, GA 30305
Select Equity Group, L.P.	4,647,638	(18)	6.6%
380 Lafayette Street, 6th Floor
New York, NY 10003
TIAA-CREF Investment Management, LLC	3,967,186	(19)	5.7%
Teachers Advisors, Inc.
730 Third Avenue
New York, NY 10017

24   AXIALL CORPORATION - 2014 Proxy Statement

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

*	Represents less than 1%.

(1)	The address of each of our directors and executive officers is c/o Corporate Secretary, Axiall Corporation, 1000 Abernathy Road, Suite 1200, Atlanta, Georgia 30328.

(2)	Beneficial ownership as reported in the table has been determined in accordance with the rules of the SEC. Under those rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of, or to direct the disposition of, such security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership (such as by exercise of options) within 60 days. Under such rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may disclaim any beneficial interest. Except as indicated in other notes to this table, directors and executive officers possessed sole voting and investment power with respect to all shares of common stock referred to in the table.

(3)	Based on 69,922,433 shares of our common stock outstanding as of April 4, 2014.

(4)	Includes 24,088 shares that may be acquired upon exercise of vested options by Mr. Carrico, 45 shares held in his 401(k) account, 66,000 shares held by Mr. Carrico’s spouse and 80,000 shares held by The Carrico Family Trust, with Mr. Carrico’s spouse serving as the trustee. Also includes (i) 7,754 shares expected to vest in May 2014 from Adjusted EBITDA performance-based RSUs granted in May 2013 and (ii) 98,835 shares of our common stock, representing 150% of the “target” number of shares that may be issued to Mr. Carrico in May 2014, when all of the performance-based RSUs granted in May 2011 vest. The actual number of shares of common stock that may be issued to Mr. Carrico upon vesting of performance-based RSUs is discussed under “Compensation Discussion and Analysis — Summary of Our 2013 Executive Compensation Program — Long-Term Equity-Based Awards.”

(5)	Includes 9,125 shares that may be acquired upon exercise of vested options by Mr. Thompson and 636 shares in his 401(k) account. Also includes (i) 2,075 shares expected to vest in May 2014 from time-based RSUs granted in May 2013 and (ii) 32,312 shares of our common stock, representing 150% of the “target” number of shares that may be issued to Mr. Thompson in May 2014, when all of the performance-based RSUs granted in May 2011 vest. The actual number of shares of common stock that may be issued to Mr. Thompson upon vesting of performance-based RSUs is discussed under “Compensation Discussion and Analysis — Summary of Our 2013 Executive Compensation Program — Long-Term Equity-Based Awards.”

(6)	Mr. Breunig does not hold any vested or unvested options. Also includes (i) 2,308 shares expected to vest in May 2014 from time-based RSUs granted in May 2013 and (ii) 24,708 shares of our common stock, representing 150% of the “target” number of shares that may be issued to Mr. Breunig in May 2014, when all of the performance-based RSUs granted in May 2011 vest. The actual number of shares of common stock that may be issued to Mr. Breunig upon vesting of performance-based RSUs is discussed under “Compensation Discussion and Analysis — Summary of Our 2013 Executive Compensation Program — Long-Term Equity-Based Awards.”

(7)	Includes 8,554 shares that may be acquired upon exercise of vested options by Mr. Orcutt. Also includes (i) 1,605 shares expected to vest in May 2014 from time-based RSUs granted in May 2013 and (ii) 24,708 shares of our common stock, representing 150% of the “target” number of shares that may be issued to Mr. Orcutt in May 2014, when all of the performance-based RSUs granted in May 2011 vest. The actual number of shares of common stock that may be issued to Mr. Orcutt upon vesting of performance-based RSUs is discussed under “Compensation Discussion and Analysis — Summary of Our 2013 Executive Compensation Program — Long-Term Equity-Based Awards.”

(8)	Mr. Mann does not hold any vested or unvested options. Also includes 1,448 shares expected to vest in May 2014 from time-based RSUs granted in May 2013.

(9)	Includes 762 shares that may be acquired upon exercise of vested options by Mr. Fleming, as well as 2,053 shares with respect to RSUs that are expected to vest on May 20, 2014.

(10)	Includes 2,053 shares with respect to RSUs that are expected to vest on May 20, 2014.

(11)	Includes 3,695 shares with respect to RSUs that are expected to vest on May 20, 2014, 1,642 of which Mr. Mansfield elected to be granted in lieu of receiving his annual cash retainer for his service as a director during 2013.

(12)	See notes (4) through (11).

(13)	As reported on Amendment No. 2 to Schedule 13G filed with the SEC on February 14, 2014, FMR LLC has sole voting power with respect to nil shares, shared voting power with respect to nil shares and sole dispositive power with respect to 6,972,417 shares.

(14)	As reported on Amendment No. 7 to Schedule 13G filed with the SEC on January 16, 2014, JP Morgan Chase & Co. has sole voting power with respect to 4,431,856 shares, shared voting power with respect to 11,011 shares and sole dispositive power with respect to 4,879,535 shares.

(15)	As reported on Schedule 13G filed with the SEC on January 28, 2014, BlackRock, Inc. has sole voting power with respect to 5,506,046 shares, shared voting power with respect to nil shares and sole dispositive power with respect to 5,848,326 shares.

(16)	As reported on Amendment No. 2 to Schedule 13G filed with the SEC on February 11, 2014, The Vanguard Group has sole voting power with respect to 105,107 shares, shared voting power with respect to nil shares and sole dispositive power with respect to 3,763,614 shares.

(17)	As reported on Schedule 13G filed with the SEC on February 11, 2014, Shapiro Capital Management LLC has sole voting power with respect to 4,168,248 shares, shared voting power with respect to 317,975 shares and sole dispositive power with respect to 4,486,223 shares.

(18)	As reported on a joint Schedule 13G with George S. Loening filed with the SEC on February 14, 2014, Select Equity Group, L.P. has sole voting power with respect to nil shares, shared voting power with respect to 4,647,638 shares and sole dispositive power with respect to nil shares. George S. Loening is the majority owner of Select Equity Group, L.P. and managing member of its general partner.

(19)	As reported on a joint Schedule 13G with Teachers Advisors, Inc. filed with the SEC on February 14, 2014, TIAA-CREF Investment Management, LLC, or “Investment Management,” has sole voting and sole dispositive power with respect to 3,103,819 shares and Teachers Advisors, Inc., or “Advisors,” has sole voting and sole dispositive power with respect to 863,367 shares. Under such Schedule 13G, each of Investment Management and Advisors expressly disclaims beneficial ownership of the other’s securities holdings and each disclaims that it is a member of a “group” with the other.

SECTION 16(A) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who own more than 10% of our common stock to file reports regarding their beneficial ownership of our common stock. Based solely upon a review of those filings furnished to us and, written representations in the case of our directors and executive officers, we believe all reports required to be filed by Section 16(a) with the SEC were timely filed in 2013.

AXIALL CORPORATION - 2014 Proxy Statement   25

COMPENSATION DISCUSSION AND ANALYSIS

In this section of the proxy statement, we will describe the important components of our executive compensation program for our named executive officers, or “NEOs,” whose compensation is set forth in the 2013 Summary Compensation Table on page 46 of this proxy statement, and in other compensation tables described elsewhere in this proxy statement. For 2013, our NEOs were:

  Paul D. Carrico, our President and Chief Executive Officer;

  Gregory C. Thompson, our Chief Financial Officer;

  Joseph C. Breunig, our Executive Vice President, Chemicals;
  Mark J. Orcutt, our Executive Vice President, Building Products; and

  Timothy Mann, Jr., our Executive Vice President, General Counsel and Secretary.

This section of the proxy statement also provides an overview of our compensation philosophy and program, and explains how and why the leadership development and compensation committee (the “Committee”) determined the specific compensation policies and decisions involving the NEOs.

Executive Summary

Our Business

We are a leading North American manufacturer and international marketer of chemicals and building products, with annual sales of approximately $4.66 billion for the year ended December 31, 2013, and operations in Canada, Taiwan and the United States. Through our numerous subsidiaries, we manufacture and sell a wide array of chemicals products, including: chlorine, caustic soda, vinyl chloride monomer, chlorinated solvents, calcium hypochlorite, ethylene dichloride, muriatic acid, phosgene derivatives, polyvinyl chloride, vinyl compounds, acetone, cumene and phenol. We also manufacture and sell vinyl-based building and home improvement products, including window and door profiles, mouldings, siding, pipe and pipe fittings, and decking. For more information about our business, please see “Item 1, Business” and “Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Original 10-K Filing.

Significant Accomplishments for 2013

We believe 2013 was a transformational year for Axiall due to the leadership of our Board and executive officers, and the dedication and hard work of our employees. In January 2013, we completed the merger with the chemicals business of PPG Industries, Inc. (the “Merged Business”) and focused on integrating the two businesses and leveraging the combined business to achieve one of our primary strategic initiatives, increased chlorovinyls integration.

Primarily as a result of the Company’s merger with the Merged Business, 2013 was our fourth consecutive year of improved financial performance. During 2013, some of our significant accomplishments included:

  obtaining the following benefits from the Company’s merger with the Merged Business:
◆	creating a leading, integrated chemicals and building products company that is the third largest chlor-alkali producer and second largest vinyl chloride monomer producer in North America;

26   AXIALL CORPORATION - 2014 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

◆

increasing the Company’s chlorine and caustic production, enabling the Company to produce chlorine in excess of its internal needs and better capture favorable margins and financial benefits throughout the chlorovinyls chain and the business cycle;

◆	providing the Company with new opportunities for growth, including expected growth in vinyl chloride monomer and polyvinyl chloride-related sales;

◆	making the Company one of the lowest-cost integrated chlor-alkali producers in the world;

◆

providing the Company with increased operational flexibility to serve both its internal needs and external customers from five North American chlor-alkali production facilities instead of a single site; and

◆	diversifying the Company’s product portfolio as a result of additional downstream product offerings.
  achieving approximately $100 million of annualized cost synergies in 2013 from improved procurement and logistics, reduced general and administrative expense and improved operating rates, as a result of the ongoing integration of the Merged Business;
  improving our financial performance, primarily due to the Company’s merger with the Merged Business:
◆	reaching annual net sales of $4.66 billion, an increase of 40% compared to $3.33 billion in 2012; and

◆	increasing reported adjusted EBITDA (“Reported Adjusted EBITDA”) in 2013 to $672.0 million compared to Reported Adjusted EBITDA of $334.9 million in 2012;(6)
  making substantial progress towards a proposed partnership with Lotte Chemical to develop an ethane cracker in Louisiana, which is expected to provide the Company access to cost-based ethylene in future years;

  increasing the Reported Adjusted EBITDA of our building products segment to $70.7 million for 2013, a 23% improvement compared to 2012;(6)

  increasing building products net sales generated by innovative new products by more than 70% from the previous year; and

  paying three cash dividends to our stockholders, totalling $22.2 million.

Total Stockholder Return

The graph below presents a comparison of the cumulative total return(7) of an investment in each of Axiall Corporation common stock, the Standard & Poor’s 400 Chemicals Index and the Standard & Poor’s 400 MidCap Index from July 29, 2009, the date we completed a significant financial and operating restructuring and related 1-for-25 reverse stock split, until December 31, 2013. We believe this graph, as well as other information presented in this proxy statement and information presented in the “Original 10-K Filing”, should be considered by investors when evaluating our recent results of operations and stock price performance.

CUMULATIVE TOTAL RETURN
OF INVESTMENT IN AXIALL STOCK
AND BENCHMARK INDICES
FROM JULY 29, 2009 TO DECEMBER 31, 2013

(6)

Reported Adjusted EBITDA is not a financial measure reported under GAAP. See pages 56-59 of the Company’s Original 10-K Filing for a reconciliation of Reported Adjusted EBITDA to the nearest financial measure reported under GAAP.

(7)

Total returns were calculated using the assumption that all dividends, including distributions of cash, were reinvested in common stock. We have benchmarked returns against the two Standard & Poor’s indices because we believe those indices provide the closest comparison to our lines of business and comparable size companies. Pursuant to Securities and Exchange Commission (“SEC”) rules, the following stock performance graph is not deemed “filed” with the SEC and shall not be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934.

AXIALL CORPORATION - 2014 Proxy Statement   27

COMPENSATION DISCUSSION AND ANALYSIS

2013 Executive Compensation Highlights

Consistent with our compensation philosophy and objectives, during 2013 the Committee took the following compensation-related actions:

  provided annual cash incentive compensation opportunities based on performance against a combination of various Adjusted EBITDA(8), operational and strategic goals;

  granted all of our NEOs long-term, equity incentive awards that do not fully vest until three years after the grant date, thereby aligning the long-term interests of our NEOs with those of our stockholders;

  provided that 83% of our CEO’s 2013 target direct compensation(9) and, on average, approximately 70% of our other NEOs’ 2013 target direct compensation was incentive-based, and thus, “at risk;”
  adjusted the CEO’s base salary by approximately 8.4% and each of the other NEOs’ base salaries by approximately 3%, on average, to reflect the increased size and complexity of the Company and the nature of its business operations after the combination with the Merged Business; and

  adopted the Axiall Corporation Executive Officer and Key Employee Severance Plan (the “Severance Plan”) to offer market competitive severance to our NEOs and other executive officers and key employees.

(8)	For purposes of our 2013 executive compensation program, Adjusted EBITDA is different than Reported Adjusted EBITDA. In the Compensation Discussion and Analysis, “Adjusted EBITDA” means earnings before interest, taxes, depreciation, and amortization, cash and non-cash restructuring charges and certain other charges, if any, related to financial restructuring and business improvement initiatives, gains or losses on redemption and other debt costs, and sales of certain assets, certain purchase accounting and certain non-income tax reserve adjustments, professional fees related to a previously disclosed and withdrawn unsolicited offer and the merger, costs to attain merger-related synergies, certain pension plan amendment curtailment gains, goodwill, intangibles, and other long-lived asset impairments.

(9)	We define “target direct compensation” to be the aggregate of each executive’s annual: (1) base salary; and (2) non-equity incentive compensation opportunity, at the target level established by the Committee; and (3) long-term equity incentive awards, at the target level established by the Committee. Other components of the total compensation of our executive officers not included in target direct compensation are set forth on the Summary Compensation Table on page 46 of this proxy statement.

Compensation-Related Corporate Governance Standards

We strive to maintain effective governance standards, including with respect to the oversight of our executive compensation policies and practices. To that end, in 2013:

  the Committee continued to consist solely of independent directors as defined by NYSE listing requirements and Rule 10C-1 under the Exchange Act, whose decisions regarding the compensation of our CEO were made in executive sessions that were not attended by any executive officers, including the CEO;

  the Committee recommended to the non-management members of the Board for their ratification the types and amounts of compensation for the CEO, and the Board ratified the Committee’s recommendations in an executive session that was not attended by any executive officer, including the CEO;
  the Board recommended the approval of, and our stockholders approved by more than 99%, the compensation of our executive officers in an advisory “say-on-pay” stockholder vote taken in 2013, that will be taken again in 2014 — we expect this annual say-on-pay vote to continue for the foreseeable future;

  the Committee’s independent compensation consultant, Semler Brossy Consulting Group, was retained directly by the Committee and did not provide any services to management;

  the Committee evaluated whether there was any conflict of interest with respect to Semler Brossy and certain of its employees providing executive compensation consulting services to the Committee, and concluded (after taking into account the six factor test adopted by the SEC and NYSE) that Semler Brossy was independent and no such conflict of interest existed;

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COMPENSATION DISCUSSION AND ANALYSIS

  the Committee conducted an annual review with its compensation consultant of the nature and amount of compensation paid to the executive officers of a peer group of chemicals and building products companies (with characteristics similar to the Company) so that the compensation paid to the Company’s executive officers would be competitive, aligned with our compensation philosophy, and take into account the Company’s merger with the Merged Business in early 2013; and

  the Committee conducted a review of our compensation philosophy and objectives and compensation-related risks arising from the compensation policies and practices for all employees, and determined that such risks were not reasonably likely to have a material adverse effect on the Company.

In addition, our compensation philosophy and objectives contain several specific elements that are designed to align our executive compensation with the long-term interests of our stockholders, including:

  stock ownership guidelines that emphasize the importance of substantive, long-term share ownership by both directors and executive officers, so as to better align their financial interests with those of our stockholders, and place responsibility on the CEO to attain Company stock ownership at 5 times his base salary and other NEOs to attain Company stock ownership at 2.5 times their base salaries;

  none of our executive officers having multi-year guarantees of compensation;

  a policy allowing the Company to “clawback” any incentive compensation paid or granted to any executive officer based on financial results that subsequently are restated as the result of the executive’s fraudulent or illegal conduct;
  provisions in our equity awards granted after May 2011 that require a “double-trigger” for accelerated vesting in connection with a change of control;

  a May 2011 amendment to our Executive and Key Employee Change of Control Severance Plan (the “Change of Control Plan”) that eliminates the excise tax gross up benefit that had been provided under that plan, with respect to any person who becomes an executive officer on or after May 16, 2011 (including any person newly hired by the Company and any person promoted from within the Company from a non-executive officer position to an executive officer position on or after that date);

  a January 2013 amendment to our 2011 Plan that limits the aggregate amount of stock or stock-based awards that could be granted to a non-employee director under the 2011 Plan during any calendar year to a value as of their respective dates of grant of $300,000;

  policies that prohibit directors, officers and certain other Company employees from engaging in short-selling or hedging transactions with respect to the Company’s common stock or pledging Company securities (except in limited circumstances); and

  a policy of providing only limited perquisites to our executive officers in the form of a Company car or car allowance, the value of which is disclosed in the table set forth in footnote (4) to the Summary Compensation Table beginning on page 46 of this proxy statement.

Our Executive Compensation Philosophy and Objectives

Our executive compensation philosophy, which was established by the Committee and approved by the Board, is to: (1) reward favorable Company and business unit financial, operational and strategic performance, as well as stock price performance; and (2) deliver total compensation and benefits at target performance levels approximating the median compensation and benefits paid by similar companies in the chemicals and building products sectors, with the ability to pay above or below that median as the Company’s and/or individual executive officer’s performance varies, and also taking into account factors such as an officer’s role and responsibilities, experience and tenure, prior performance, actual and expected contributions, and internal pay equity considerations.

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COMPENSATION DISCUSSION AND ANALYSIS

The Committee designed the executive compensation programs in place during 2013 to be consistent with that compensation philosophy. Specifically, the Committee observed the following guiding principles that emerge from our compensation philosophy:

  Compensation Should Be Performance-Based: A substantial portion of the total compensation opportunity should reflect and reinforce a “pay for performance” culture favoring performance-based cash and equity incentive compensation in lieu of salary, supplemental benefits or executive perquisites, and should vary based upon our financial, operational and strategic performance against pre-established goals, and the long-term value of the Company;
  Compensation Should Be Aligned with Stockholder Interests: Our compensation programs should align the interests of executive officers with the long-term interests of our stockholders by providing strong incentives to maximize long-term value for our stockholders, while balancing acceptable risks through the use of stock ownership guidelines and “clawback” policies applicable to executives; and

  Compensation Should Be Market Competitive: Our success is heavily dependent on our ability to attract and retain experienced executive officers who are proven leaders, and to motivate them to consistently deliver positive strategic and financial results. As a result, overall compensation should be structured to present an attractive package to existing and potential executive officers.

Policies and Procedures Designed to Limit Compensation-Related Risk

While a significant portion of potential annual compensation is risk-based, we have also instituted policies and programs designed to discourage unnecessary risk-taking which is not in the Company’s long-term interests.

Stock Ownership Guidelines

We maintain stock ownership guidelines to emphasize the importance of substantive, long-term share ownership by executive officers intended to align their financial interests with those of stockholders. We also have share ownership guidelines in place for our directors. The guidelines are denominated as a multiple of base salary for the executive officers, and a multiple of the annual retainer for directors.

CEO	5 times salary
Other Executive Officers	2.5 times salary
Directors	5 times annual retainer

Each executive officer and non-employee director has five years as an officer or director, respectively, to attain stock ownership and compliance with the stock ownership requirements annually. All of the individuals named in the Summary Compensation Table below who are required to comply with this policy (based on hire date) are currently in compliance with these minimum stock ownership requirements. Mr. Breunig, who was hired in September 2010, and Mr. Mann, who was hired in July 2012, have until September 2015 and July 2017, respectively, to comply with the guidelines.

Clawback Policy

Our Board has also adopted a policy that provides, to the extent permitted by law, that if the Board, or any committee, determines that any bonus, incentive payment, equity award or other compensation has been awarded to or received by an executive officer and such compensation was based on any financial results or operating metrics that were subsequently the subject of a material restatement as a result of such officer’s knowing or intentional fraudulent or illegal conduct and a lower payment would have been made to the officer based on the restated results, then the Board has the right to recover (“clawback”) from the officer such compensation (in whole or in part) as it deems appropriate under the circumstances.

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COMPENSATION DISCUSSION AND ANALYSIS

Long-Term Equity Award Performance Metrics

The Committee specifically designed certain of our 2013 performance-based RSUs to discourage unnecessary risk-taking that is not in the Company’s long-term interests. In particular, the Committee granted certain performance-based RSUs that vest based on the Company’s achievement of a specified cost synergy target, but recognized that cost synergies should not be achieved at the expense of the long-term growth and financial objectives of the Company. Accordingly, these 2013 performance-based RSUs also included a threshold Adjusted EBITDA target for the period from January 1, 2013 through December 31, 2014. If this threshold, which the Committee believes requires the applicable NEOs to work to achieve the specified cost synergies target without taking actions that may maximize synergies achievement in the short-term, but are harmful to the long-term growth and financial performance of the Company, is not achieved, no performance-based RSUs will be earned.

In addition, the Committee determined in March 2014 that the performance metrics for performance-based RSUs granted in 2014 will be based on a relative total shareholder return, defined as share price appreciation and dividends paid, assuming those dividends are reinvested as paid, and these performance-based RSUs will cliff vest on the third anniversary of the grant date if the performance metrics are achieved. The comparator group will consist of 45 chemical companies from the S&P 1500. The Committee believes that the use of relative total shareholder return as the relevant performance metric discourages unnecessary risk-taking by aligning our NEOs’ long-term compensation with the long-term performance of the Company, and accordingly, with the long-term interests of the Company’s shareholders.

The Role of Stockholder Say-on-Pay Votes

We provide our stockholders with the opportunity to vote annually on a say-on-pay proposal. At our 2013 annual meeting of stockholders held on May 21, 2013, approximately 99% of the votes cast by stockholders on the advisory vote on executive compensation (the “say-on-pay proposal”) were in favor of the compensation of our named executive officers. The Committee believes this favorable vote affirms our stockholders’ support of its approach to executive compensation and, as a result, the Committee did not make material changes to the implementation of our executive compensation philosophy in 2013.

How Executive Compensation Decisions Are Made

This section of our Compensation Discussion and Analysis describes who makes various executive compensation decisions and how those decisions are made.

The Role of the Compensation Committee

The Committee continually reviews the design and administration of our executive compensation policies and programs to ensure they appropriately reflect our compensation philosophy. Any program changes that are made are driven by the Committee’s desire to maintain alignment with stockholder interests and to be consistent with the guiding philosophy and objectives referenced above.

The Committee considers the tax and accounting implications of compensation, but those are not the only factors considered, as the Committee also considers all of the other factors discussed in this Compensation Discussion and Analysis when making compensation decisions. The Committee recognizes that one or more of these other factors may outweigh tax or accounting considerations.

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COMPENSATION DISCUSSION AND ANALYSIS

Section 162(m) of the Internal Revenue Code (the “Code”) limits deductibility of certain compensation for our CEO and the three other executive officers (other than the Chief Financial Officer) who are highest-paid and employed at year-end to $1 million. If certain conditions are met, performance-based compensation may be excluded from this limitation.

While we believe it is in our Company’s and our stockholders’ best interests to have the ability to grant qualified performance-based compensation under Section 162(m) of the Code, we may decide to grant compensation that will not qualify as qualified performance-based compensation for purposes of Section 162(m) of the Code. Moreover, even if we intend to grant compensation that qualifies as qualified performance-based compensation for purposes of Section 162(m) of the Code, we cannot guarantee that such compensation ultimately will be deductible by us.

The Committee evaluates and administers the compensation of our executive officers in a holistic manner, makes compensation decisions around program design, and adjusts pay in light of our compensation philosophy, market practices and total compensation objectives. The Committee ordinarily positions the various compensation elements at levels it believes are targeted to be at or near the median of compensation paid by the market references, but that positioning for any executive officer is also dependent upon an officer’s role and responsibilities, experience and tenure, prior performance, actual and expected contributions and internal pay equity considerations. Market positioning of the individual elements of compensation and benefits, as well as the relationships among these elements, are described in the sections that follow.

With respect to the proposed compensation for the CEO, the Committee determines, approves and recommends to the Board for ratification all compensation, equity and benefits to be paid to the CEO based on an evaluation of the CEO’s performance in light of corporate goals and objectives that were previously approved by the Committee and ratified by the non-management members of the Board.

For the other executive officers, and within the constructs of any applicable employment agreement that may have been negotiated and entered into by the Company, the Committee considers all appropriate factors, including the recommendations of the CEO, in reaching its decisions. The CEO’s recommendations are considered for approval by the Committee, and in some cases are modified by the Committee during the course of its deliberations.

In setting and evaluating annual compensation of the Company’s executive officers, the Committee reviews and considers, among other factors, the pay mix, which is the percentage of total compensation represented by each element of compensation, of each of the Company’s executive officers, as compared to the Company’s “market references” described below. The actual pay mix for each of the Company’s NEOs for 2013, which differs from the target awards described under “Annual Cash Incentive Opportunity” and “Long-Term Equity Based Awards”, was as follows:

		2013 Non-Equity	2013 Long-Term	2013 Other
	2013 Base Salary	Incentive Award	Equity Incentive	Compensation
	as % of Total	as % of Total	Award as % of	as % of Total
	Nonpension	Nonpension	Total Nonpension	Nonpension
Named Executive Officer	Compensation(1)	Compensation(1)	Compensation(1)(2)	Compensation(1)
Paul D. Carrico	16	15	60	9
Gregory C. Thompson	23	15	48	14
Joseph C. Breunig	24	15	53	8
Mark J. Orcutt	30	15	39	16
Timothy Mann, Jr.	29	17	52	2
(1)	“Total Actual Nonpension Compensation” includes base salary, 2013 non-equity/cash incentive award, long-term equity incentive award, and “other” compensation, but excludes changes in pension value, which is an actuarial value, and non-qualified deferred compensation earnings.

(2)	Reflects the grant date fair value of time-based and performance-based RSUs, calculated in accordance with the provisions of FASB ACS Topic 718. See Note 11 of the footnotes to the consolidated financial statements in the Company’s Original 10-K Filing for certain assumptions underlying the value of awards.

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COMPENSATION DISCUSSION AND ANALYSIS

The Role of Our Chief Executive Officer

Within the parameters of the compensation philosophy and objectives established by the Committee and/or Board, each year our CEO recommends to the Committee the level of base salary, the target annual cash/non-equity incentive award and the target long-term equity incentive award for each of the other executive officers. The recommendations of our CEO are based on his evaluation of each executive officer’s performance, the performance of the individual business units or functions for which that executive officer is responsible and management retention considerations. The Committee considers the CEO’s recommendations, along with all other appropriate factors, in reaching its decisions regarding the compensation of each executive officer. In some cases, the CEO’s recommendations are modified by the Committee during the course of its deliberations.

The Role of the Board of Directors

Our Board reviews and ratifies the recommendations of the Committee with respect to: (1) the design of incentive compensation plans for the Company’s executive officers; (2) any significant changes to compensation guidelines and benefit plans for the Company’s executive officers; and (3) significant changes to benefit programs for the Company’s executive officers. In addition, the Committee determines, and then recommends to the non-management members of the Board for their ratification all compensation, equity and benefits to be paid to the CEO (with the CEO not participating in those deliberations).

The Role of the Compensation Consultant

As a part of its responsibilities, the Committee has the authority to appoint, compensate and oversee the Company’s outside compensation consultant. In 2013, the Committee retained Semler Brossy Consulting Group as its consultant to assist the Committee with its responsibilities related to the Company’s compensation policies and programs for its executive officers. In addition, in 2013, the Board’s nominating and governance committee retained Semler Brossy as its consultant to assist that committee with its responsibilities related to the Company’s compensation policies and programs for its directors. Semler Brossy did not provide any services unrelated to executive officer and director compensation consulting to any Board committee or to the Company during 2013. The Committee has taken into account the six factor test adopted by the SEC and the NYSE to analyze the independence of Semler Brossy, and determined that Semler Brossy is independent and that their work does not raise any conflicts of interest.

The compensation consultant reports directly to the Committee. One or more representatives of the compensation consultant attends the meetings of the Committee, as requested by the Committee chairman, and communicates with the chairman of the Committee between meetings, as needed. The compensation consultant does not make decisions regarding the compensation of our executive officers. Rather, the compensation consultant provides advice, guidance and information that the Committee and, with respect to certain decisions, our Board, may consider when making executive compensation decisions.

The Committee’s compensation consultant supports the Committee by, at least annually, conducting an independent and comprehensive review of our executive compensation programs, including providing periodic reports showing total remuneration for each executive officer, and an evaluation of total compensation and individual pay elements based upon our market references. In December 2012, the compensation consultant conducted such a review and analysis, and discussed it with the Committee in connection with the Committee’s determination of executive officer compensation for 2013. That review took into account the increased size and complexity of the Company and its operations after the Company’s then-pending merger with the Merged Business and included evaluations of the elements of direct compensation, including: base salary, annual non-equity incentive awards and long-term equity-based incentive awards against our peer group and survey data. In addition, the compensation consultant’s review also considered executive compensation trends and the long-term incentive design for executive officers of the Company.

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COMPENSATION DISCUSSION AND ANALYSIS

The Use of Data About Other Companies’ Compensation Programs

In conducting the evaluations made by the Committee in its executive compensation decision making, the compensation consultant uses “market references,” which consist of a peer group of chemicals and building products companies with characteristics similar to the Company (based on revenue, market capitalization, assets and/or number of employees) and survey data as discussed below.

In December 2012, our compensation consultant reviewed the market reference peer group taking into account the then-pending merger with the Merged Business. In March 2013, following our combination with the Merged Business, the Committee approved a new market reference peer group designed to more closely align our peer group with the size of the combined Company and the nature of its business operations. The market reference peer group for 2013 consisted of the following 19 companies(10):

(10)	Following the Company’s merger with the Merged Business, Acuity Brands, Albemarle Corporation, Ferro Corporation, Louisiana-Pacific Corporation, Martin Marietta Materials Incorporated, Universal Forest Products Incorporated and Vulcan Materials Company were eliminated from the market reference peer group for 2013.

• Armstrong World Industries	• Olin Corporation
• Ashland, Inc.*	• Owens Corning
• Celanese Corporation*	• Polyone Corporation
• CF Industries Holdings, Inc.*	• Rockwood Holdings, Inc.
• Chemtura Corporation*	• RPM International Incorporated
• Cytec Industries	• USG Corp
• Eastman Chemicals Co.*	• Valspar Corporation
• FMC Corporation	• Westlake Chemical Corporation
• Huntsman Corporation*	• W.R. Grace & Co.*
• Masco Corporation*
* Notes companies added to the 2013 market reference peer group following the Company’s merger with the Merged Business.

In addition, to assess compensation levels, the compensation consultant recommended to the Committee and the Committee utilized data from the Towers Watson U.S. CDB Executive Compensation Survey. The compensation consultant adjusted this survey data to include samples from general industry companies as well as companies in the chemical or building products industries, adjusted based upon the size of the Company’s annual revenue.

Elements of Our Executive Compensation Program

The principal elements of our executive compensation program are: (1) base salary; (2) annual cash (non-equity) incentive awards; (3) long-term equity incentive awards; and (4) benefits.

The purpose and nature of each element is provided in the table below:

		Nature of	Fixed/
Element	Purpose	Element	Variable
Base salary

Provide a market-based level of compensation that is consistent with each executive officer’s role, responsibilities, experience, tenure, prior performance, actual and expected contributions and internal pay-equity considerations

		Short-term	Fixed
Annual non-equity incentive awards	Align each executive officer’s financial interests with the achievement of the Company’s annual business objectives as well as the individual officer’s contribution to those objectives	Short-term	Variable
Long-term equity- based awards	Align executive officers’ longer-term interests with those of other stockholders and encourage them to have an ownership mentality	Long-term	Variable
Benefits	Provide benefits equivalent to those generally available to employees or to similarly situated executives at market reference companies	Short and Long-term	Fixed

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COMPENSATION DISCUSSION AND ANALYSIS

Summary of Our 2013 Executive Compensation Program

For 2013, the Committee took into account a number of factors in determining the compensation of the executive officers. These factors included, among other things: (1) our compensation philosophy and objectives; (2) the increased size and complexity of the Company and the nature of its business operations after the combination with the Merged Business; (3) actual Company performance in 2013; and (4) actual individual executive officer performance in 2013.

The following sections describe the various elements of our executive compensation program, including the objectives, market positioning, structure and operation, and other information specific to 2013 payments, awards, and pay actions in more detail.

Base Salary

Each NEO is paid a base salary, which is reviewed annually by the Committee. Salaries for NEOs are generally targeted to be at or near the median of salaries paid by the market references, but are also dependent upon the officer’s role and responsibilities, experience and tenure, prior performance, actual and expected contributions, and internal pay equity considerations.

Base salaries for NEOs, including the CEO, were reviewed by the Committee in March 2013 within the context of an overall compensation market reference analysis performed by its compensation consultant. The analysis conducted by the compensation consultant was discussed with the Committee in December 2012 and March 2013. Adjustments to the NEOs’ salaries were approved by the Committee in March 2013, with the CEO’s adjustment being ratified by the non-management members of the Board at that time, and those adjustments became effective in April 2013. Base salaries for the NEOs, other than the CEO, were increased by approximately 3% as compared to 2012 salaries. The CEO’s base salary was increased by approximately 8.4% as compared to his 2012 salary. After giving effect to the salary increases, 2013 base salaries for the NEOs, 2012 base salaries and the year over year percentage increase of the NEO salaries were as follows:

	2013	2012	Year over Year
Name of NEO	Base Salary	Base Salary	Percentage
Paul D. Carrico	$900,000	$830,000	8.4%
Gregory C. Thompson	$506,000	$491,000	3.1%
Joseph C. Breunig	$519,000	$504,000	3.0%
Mark J. Orcutt(1)	$502,000	$488,000	2.9%
Timothy Mann, Jr.	$438,000	$425,000	3.1%
(1)	Amounts are paid in Canadian dollars, but reported in the table in U.S. dollars. Such amounts were converted at an exchange rate of 0.9710 Canadian dollars to each U.S. dollar, which was the average exchange rate for 2013. Amounts paid in prior years were converted at the average exchange rate for the corresponding year.

The Committee and Board believe these base salary increases were appropriate because: (1) salaries paid to similarly situated executives at similarly sized companies were higher than our NEO salaries; (2) the Committee believed the Company had continued to make significant progress in improving the Company’s financial performance and in meeting the operational and strategic goals set out for the Company; and (3) the Company planned salary and promotional increases for its other management and professional employees. In particular, the Committee determined that the increase in the CEO’s base salary was appropriate due to the increased size and complexity of the Company’s business and the nature of its operations following the combination with the Merged Business, and due to the fact that the CEO’s base salary was below the salaries of chief executive officers at similarly sized companies.

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COMPENSATION DISCUSSION AND ANALYSIS

Annual Cash Incentive Opportunity

The Company’s annual cash/non-equity incentive opportunity program for 2013 was designed so that a portion of the overall annual cash compensation of NEOs was linked to annual corporate financial performance and, with respect to each of Messrs. Breunig and Orcutt, the financial performance of the division that each of them manages, as well as the attainment of certain operational goals, which also were division-specific for each of Messrs. Breunig and Orcutt. This program and the metrics established under it are intended to incentivize superior business and individual performance, and tie the interests of management to Company performance, and accordingly, to the interests of our stockholders. For 2013, each NEO had a target annual cash incentive award opportunity expressed as a percentage of base salary. Individuals with greater overall responsibility for corporate performance typically have larger incentive opportunities when compared to base salaries in order to weight their overall pay mix more heavily toward performance-based compensation.

For each of the NEOs, the target opportunity amounts were as set forth in the table below:

Target Opportunity
NEO	(as a % of base salary)
Paul D. Carrico	110%
Gregory C. Thompson	75%
Joseph C. Breunig	75%
Mark J. Orcutt	65%
Timothy Mann, Jr.	65%

The Committee administers the Company’s annual cash incentive opportunity program for the CEO and other NEOs and, as part of that function, determined that 2013 cash incentive compensation payouts for Messrs. Carrico, Thompson and Mann would be based on the following performance metrics and goals, weighted as follows:

  60% of the award opportunity was to be based upon the Company’s Adjusted EBITDA for 2013;

  20% of the award opportunity was to be based upon the level of achievement of the specific and measurable operational goals for (1) the Chemicals division related to gross margin return and Electro Chemical Unit (“ECU”) reliability and (2) the Building Products division related to reductions in conversion costs, the percentage of net sales generated from innovative new products and operating cash flow generated by the Building Products division; and

  20% of the award was to be based upon the level of achievement of certain specific corporate strategic goals related to information technology infrastructure improvements, strategic initiatives to gain access to cost-based ethylene, the review of our corporate strategic planning process and the expansion of succession planning based on our combination with the Merged Business (the “Corporate Strategic Goals”).

In addition, the Committee determined that, with respect to the evaluation of Mr. Carrico’s cash incentive compensation, it would also consider Mr. Carrico’s level of achievement of goals related to the achievement of cost synergies and the organizational integration of the Merged Business.

The Committee further determined that 2013 cash incentive payouts for Messrs. Breunig and Orcutt would be based upon the following performance metrics and goals, weighted as follows:

  40% of the award opportunity was to be based upon the Company’s Adjusted EBITDA for 2013;

  20% of the award opportunity was to be based upon the Adjusted EBITDA of the Chemicals division, for Mr. Breunig, and the Adjusted EBITDA of the Building Products division, for Mr. Orcutt;

  20% of the award opportunity was to be based upon the achievement of operational goals of the Chemicals division, for Mr. Breunig, related to gross margin returns and ECU reliability, and operational goals of the Building Products division for Mr. Orcutt, related to reductions in conversion costs, operating cash flow and the percentage of net sales generated from innovative new products; and

  20% of the award opportunity was to be based upon the achievement of the Corporate Strategic Goals.

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COMPENSATION DISCUSSION AND ANALYSIS

Adjusted EBITDA is used as the primary measure of performance within each of the Company’s business units, and both the Committee and management believe industry participants commonly use it as a main component of valuation analysis of companies whose businesses may be cyclical, like the Company. The Adjusted EBITDA measure was also selected as a Company performance goal to encourage executive officers to focus on improving corporate performance by controlling corporate expenses, and improving the quality and volume of earnings, which aligned with the Company’s overall business objectives for 2013.

In determining various levels of Adjusted EBITDA at which payouts would be made, the annual cash incentive program provided for adjustments to EBITDA for certain cost, charge and income items, substantially similar (other than lease financing obligations) to those excluded from adjusted EBITDA in the Company’s public sales and earnings disclosures. The Committee established these targets at levels designed to incentivize superior performance by our NEOs.

The threshold, target and maximum levels of corporate and divisional Adjusted EBITDA used for annual cash incentive program payout purposes were determined by the Committee after review and consideration of the Company’s internally-developed, detailed budgets and forecasts.

The threshold, target and maximum Adjusted EBITDA metrics under the annual cash incentive program for 2013 were as follows:

	Threshold	Target	Maximum
Corporate Adjusted EBITDA	$583 million	$720 million	$931 million

	Threshold	Target	Maximum
Chemicals Division Adjusted EBITDA	$559 million	$689 million	$887 million

	Threshold	Target	Maximum
Building Products Division Adjusted EBITDA	$67 million	$77 million	$93 million

Under the annual cash incentive program, no payouts would be earned with respect to each Adjusted EBITDA component of that program if the relevant Adjusted EBITDA did not exceed “Threshold.” Payouts would be 100% of target opportunity amounts if Adjusted EBITDA equaled “Target,” and 200% of target opportunity amounts if Adjusted EBITDA equaled or exceeded “Maximum.” Payouts under the Adjusted EBITDA component of the annual cash incentive program would increase in a linear fashion as Adjusted EBITDA increased between “Threshold” and “Target,” and “Target” and “Maximum.”

The Company’s actual Adjusted EBITDA in 2013 was $679.1 million, which was above the “Threshold” level for the portion of the annual cash incentive program tied to Company Adjusted EBITDA, but less than the “Target” level. In addition, the actual Adjusted EBITDA in 2013 for the Chemicals division was above the “Threshold” level for that business, but less than the “Target” level. The actual Adjusted EBITDA in 2013 for the Building Products division was above the “Threshold” level, but less than the “Target” level. The percentage of the “Target” Adjusted EBITDA achieved for each of the Company, the Chemicals division and the Building Products division is set forth in the table below.

Adjusted EBITDA: Performance Metric	Level of Achievement
Corporate Adjusted EBITDA	94.3% of Target Amount
Chemicals Division Adjusted EBITDA	95.0% of Target Amount
Building Products Division Adjusted EBITDA	92.2% of Target Amount

In addition to Adjusted EBITDA goals, the NEOs had a combination of corporate and divisional strategic and operational goals for 2013, some of which were targeted within each NEO’s area of responsibility, with no weighting among the specific strategic objectives and operational objectives. Actual performance against these strategic and operational goals was assessed by the CEO, with respect to the other NEOs (subject to the acceptance of the CEO’s assessments by the Committee) and was assessed by the Committee and the Board with respect to the CEO (with the CEO not participating in that assessment).

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COMPENSATION DISCUSSION AND ANALYSIS

The table below describes the level of achievement reached for corporate and divisional operating and strategic goals.

Level of
Operational and Strategic Goals: Performance Metric	Achievement
Corporate Operational Goals	75%
Corporate Strategic Goals	125%
Chemicals Division Operational Goals	50%
Building Products Division Operational Goals	100%

In determining the percentage of the 2013 target cash/non-equity incentive opportunity to be paid to each NEO, the Committee considered various combinations of the following factors, depending upon the NEO whose compensation was being evaluated: the amount of the Company’s actual Adjusted EBITDA; the amount of the business-specific Adjusted EBITDA achieved by each of the Chemicals and Building Products divisions; the level of achievement of the Corporate Strategic Goals, the level of achievement of operational goals by each of the Chemicals and Building Products divisions; and, with respect to Mr. Carrico, his level of achievement of goals related to the achievement of cost synergies and the organizational integration of the Merged Business. After evaluating all of these performance factors and using its discretion to determine the consideration or weight that would be given to certain of the factors, the Committee concluded that each NEO should be paid the percentage of the NEO’s 2013 target cash/non-equity incentive opportunity set forth in the following table:

% of 2013 Target Cash Incentive
Name of NEO	Opportunity Paid to NEO
Paul D. Carrico	86.4%
Gregory C. Thompson	86.4%
Joseph C. Breunig	82.6%
Mark J. Orcutt	81.7%
Timothy Mann, Jr.	86.4%

2014 Annual Cash Incentive Opportunity

In March 2014, the Committee established the design of, and performance goals related to, the 2014 annual cash incentive opportunity. Consistent with 2013, the 2014 annual cash incentive opportunity was designed so that a portion of the overall annual cash compensation of NEOs was linked to annual corporate financial performance, and with respect to each of Messrs. Breunig and Orcutt, the financial performance of the division that each of them manages, as well as the attainment of certain operational goals. However, the Committee weighted the various performance metrics differently for 2014 to provide greater incentive for improved performance at the division level.

In particular, for Messrs. Carrico, Thompson and Mann, the performance metrics under the 2014 annual cash incentive opportunity will be weighted as follows:

  50% of the award opportunity is based upon the Company’s Adjusted EBITDA for 2014;

  30% of the award opportunity is based upon the level of achievement of the specific and measurable 2014 operational goals for (1) the Chemicals division related to ECU reliability and other operational goals and (2) the Building Products division related to reductions in conversion costs, the percentage of net sales generated from innovative new products and operating cash flow generated by the Building Products division; and

  20% of the award is based upon the level of achievement of certain 2014 corporate strategic goals.

In addition, for Messrs. Breunig and Orcutt, the performance metrics under the 2014 annual cash incentive opportunity will be weighted as follows:

  30% of the award opportunity is based upon the 2014 Adjusted EBITDA of the Chemicals division, for Mr. Breunig, and the 2014 Adjusted EBITDA of the Building Products division, for Mr. Orcutt;

  20% of the award opportunity is based upon the Company’s Adjusted EBITDA for 2014;

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COMPENSATION DISCUSSION AND ANALYSIS

  30% of the award opportunity is based upon the achievement of 2014 operational goals of the Chemicals division, for Mr. Breunig, related to ECU reliability and other operational goals, and 2014 operational goals of the Building Products division for Mr. Orcutt, related to reductions in conversion costs, operating cash flow and the percentage of net sales generated from innovative new products; and

  20% of the award is based upon the level of achievement of certain 2014 corporate strategic goals.

Long-Term Equity-Based Awards

The objective of providing long-term incentive compensation is to focus executives on increasing shareholder value over a longer period of time. It rewards achievement of the specific metrics described below. We choose to pay long-term incentive compensation because it aligns NEOs’ longer-term interests with those of other stockholders and encourages them to have an ownership mentality. We generally make long-term incentive compensation grants in May of each fiscal year. Historically these grants do not fully vest in less than three years and two-thirds of the total grant would not vest until two years or more after the grant date.

The Company’s 2011 Plan is our long-term incentive plan. The 2011 Plan was approved by our stockholders on May 17, 2011 and amended, with the approval of our stockholders, on January 10, 2013 to:

  increase the total available shares under the 2011 Plan from 1,800,000 to 3,600,000;

  permit the grant under the 2011 Plan of stock-based awards in substitution for or conversion of stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with the Company or any of its subsidiaries, with the shares of our common stock delivered under the substituted or converted award not counting against the share limit or other limits on the number of shares of our common stock available for issuance under the 2011 Plan; and

  limit the aggregate amount of stock or stock-based awards which a non-employee director may be granted under the 2011 Plan during any calendar year to a value as of their respective dates of grant of $300,000.

The 2011 Plan provides the Committee with an opportunity to make a variety of stock based awards, while selecting the form that is most appropriate for the Company and the executive group. We have historically made the following types of long-term equity awards under the 2011 Plan:

  time-based RSUs that vest ratably over time; and

  performance-based RSUs that vest based solely on the achievement of performance goals or metrics established by the Committee.

In 2013, our NEOs, except for our CEO, received 33% of their long-term incentive compensation in the form of time-based RSUs and 67% in the form of performance-based RSUs with performance criteria generally based on the achievement of annualized synergy targets related to the Company’s merger with the Merged Business. In lieu of time-based RSUs, our CEO received approximately one-third of his long-term equity incentive compensation grants in the form of performance-based RSUs for which the performance criteria was the Company achieving a positive Adjusted EBITDA for the year ended December 31, 2013. In this regard, the Committee concluded that all of the RSUs granted to the CEO should be performance-based, but one-third of those RSUs should be designed primarily to provide an incentive for the CEO to remain with the Company.

Time-Based RSUs

In May 2013, the Committee granted to the NEOs, other than the CEO, the following time-based RSUs that vest in equal installments on each of the first three anniversaries of the grant date:

Time-
Name of NEO	Based RSUs
Gregory C. Thompson	6,226
Joseph C. Breunig	6,924
Mark J. Orcutt	4,817
Timothy Mann, Jr.	4,345

AXIALL CORPORATION - 2014 Proxy Statement   39

COMPENSATION DISCUSSION AND ANALYSIS

In considering the number of time-based RSUs to grant to each of the NEOs, the Committee considered a number of factors, including: (1) the value of long-term incentive grants, including the mix of time-based and performance-based vehicles, in comparable positions at the market reference peer companies described on page 34 of this proxy statement; (2) the number of shares that remained available to be granted under the 2011 Plan; and (3) the financial performance of the Company and the individual performance of each of the NEOs.

In order to award the successful completion of the Company’s merger with the Merged Business, the Committee granted 2,557 time-based RSUs in March

2013 to each of Messrs Thompson, Breunig and Mann, each of whom spent a substantial amount of time evaluating and negotiating the Company’s merger with the Merged Business. The time-based RSUs vest in equal installments on each of the first three anniversaries of the grant date.

The NEOs have no rights of ownership in the shares of our common stock underlying the time-based RSUs and have no right to vote such shares until the applicable vesting date. Dividend equivalents are paid in cash on the shares of our common stock underlying the time-based RSUs and are deferred (with no earnings accruing) until the vesting date.

2013 Performance-Based RSUs

In May 2013, the Committee granted to the NEOs the following performance-based RSUs (at target performance levels):

Performance-
Name of NEO	Based RSUs
Paul D. Carrico	69,786
Gregory C. Thompson	12,452
Joseph C. Breunig	13,848
Mark J. Orcutt	9,633
Timothy Mann, Jr.	8,689

With respect to the performance-based RSUs granted to the NEOs in May 2013, other than certain performance-based RSUs granted to Mr. Carrico and Mr. Orcutt, the number of shares of our common stock that may be issued to the NEOs upon the vesting of the performance-based RSUs ranges from a minimum of zero to a maximum of 200% of the number of “target” shares awarded, with the actual payout dependent upon the dollar amount of annualized cost synergies achieved in connection with the Merged Business, as determined by the Committee, as of the second anniversary of January 28, 2013, the closing date of the merger with the Merged Business. No performance-based RSUs will be earned if the Company’s Adjusted EBITDA for the period January 1, 2013 through December 31, 2014 does not exceed a specific target. These performance-based RSUs vest 50% on May 2015 and 50% on May 2016, in each case, if each NEO continues to be employed by the Company on the applicable vesting date.

In addition to 46,524 performance-based RSUs conditioned on the achievement of cost synergies, the Committee granted to Mr. Carrico in May 2013, in lieu of time-based RSUs, 23,262 performance-based RSUs conditioned upon the Company achieving positive

Adjusted EBITDA for the year ending December 31, 2013. The Committee determined that this additional condition was appropriate so that all of the RSUs granted to Mr. Carrico would be performance-based, but also so that approximately one-third of Mr. Carrico’s performance-based RSUs would serve primarily as an incentive for Mr. Carrico to remain employed with the Company during that period. The Company satisfied Mr. Carrico’s Adjusted-EBITDA performance targets under these performance-based RSUs by achieving Adjusted EBITDA of $679.1 million for 2013. Accordingly, these performance-based RSUs will vest ratably on each of the first, second and third anniversaries of the grant date.

The Committee also granted Mr. Orcutt performance-based RSUs in May 2013. The number of shares of our common stock that may be issued to Mr. Orcutt upon the vesting of these performance-based RSUs ranges from a minimum of zero to a maximum of 200% of the number of “target” shares awarded, with the actual payout dependent upon the achievement of both: (1) performance targets related to the Adjusted EBITDA of the Building Products division for the period January 1, 2013 through December 31, 2015; and (2) performance targets related to the Adjusted EBITDA

40   AXIALL CORPORATION - 2014 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

margin (Adjusted EBITDA divided by net sales) of the Building Products division for the period January 1, 2013 through December 31, 2015. Mr. Orcutt’s performance-based RSUs vest on May 20, 2016 if the performance goals have been met and Mr. Orcutt continues to be employed by the Company on that date. The Committee established different performance goals for Mr. Orcutt to properly incent his performance as the most senior officer of the Building Products division, and in recognition of the fact that Mr. Orcutt and the Building Products division would have very limited responsibility, if any, for achieving the cost synergy targets related to the Company’s merger with the Merged Business, which is a chemicals business.

The Committee believes that the performance targets for all of the 2013 performance-based RSUs (other than the CEO’s 2013 performance-based RSUs conditioned upon positive Adjusted EBITDA) have been established at a level that requires superior performance from each of its NEOs.

The Committee determined it was appropriate to grant performance-based RSUs to the NEOs other than Mr. Orcutt, which vest as described above, because the Committee believed:

  Achieving cost synergies in connection with the Company’s merger with the Merged Business is a key strategic objective of the Company given the transformative nature of 2013, and that anticipated synergies achievement was an important factor in the Company’s decision to acquire the Merged Business;

  These performance-based RSUs align management’s interests with those of the stockholders and reflect the pay-for-performance component of the Committee’s compensation philosophy, given that the number of shares issuable to the NEOs upon vesting, if any, increases or decreases depending solely on the achievement of such cost synergies; and
  Performance-based RSUs that vest 50% two years after the grant date and 50% three years after the grant date provide an incentive for management continuity and retention over that period, as the Company continues to integrate and further grow the Merged Business.

The Committee determined it was appropriate to grant performance-based RSUs to Mr. Orcutt, which vest as described above, because the Committee believed: (1) improving the financial performance of the Building Products division is a key strategic objective of the Company; (2) these performance-based RSUs align Mr. Orcutt’s interests with those of the stockholders and reflect the pay-for-performance component of the Committee’s compensation philosophy, given that the number of shares issuable to Mr. Orcutt upon vesting, if any, increases or decreases depending solely on the achievement of financial performance goals by the Building Products division; and (3) performance-based RSUs that vest on the third anniversary of the grant date may function as an incentive for Mr. Orcutt to remain with the Company during that period.

In considering the number of performance-based RSUs to grant to each of the NEOs, and in the case of the CEO, to recommend to the independent members of the Board for their ratification following the Committee’s approval, the Committee considered a number of factors, including:

  the value of long-term incentive grants, including the mix of time-based and performance-based vehicles, in comparable positions at the market reference companies described on page 34 of this proxy statement;

  the number of shares that remained available to be granted under the Company’s 2011 Plan; and

  the financial performance of the Company and the individual performance of each of the NEOs.

2011 and 2012 Performance-Based RSUs

In 2011 and 2012, the Committee granted performance-based RSUs, all of which are expected to vest on the third anniversary of the applicable grant date, for which the number of shares issuable on the vesting date, if any, increases and decreases proportionally based solely on the performance of the Company’s stock price, thereby aligning the interests of our NEOs with that of our stockholders. Such RSUs are commonly referred to as “Price Leveraged Units” or “PLUs,” and also may be referred to as “Market Stock Units” or “MSUs,” and are referred to in this Compensation Discussion and Analysis as “PLUs.”

With respect to the PLUs granted to the NEOs in May 2011 and 2012, the number of shares of Company common stock that may be issued to the NEOs upon the vesting of the PLUs ranges from a minimum of zero to a maximum of 150% of the number of “target” shares awarded, with the actual payout dependent solely on the price performance of the Company’s common stock, as measured by the weighted average trading price of the common stock during the 45 consecutive trading days after the date that the Company issues its earnings press release announcing its financial results for its 2013 and 2014 fiscal years, respectively.

AXIALL CORPORATION - 2014 Proxy Statement   41

COMPENSATION DISCUSSION AND ANALYSIS

The Committee determined it was appropriate to grant PLUs to the NEOs, which vest three years after the grant date, because the Committee believed:

  PLUs align management’s interests with those of the stockholders and reflect the pay-for-performance component of the Committee’s compensation philosophy, given that the number of shares issuable to the NEOs upon vesting, if any, increases or decreases depending solely on the price performance of the Company’s common stock; and
  PLUs that do not vest for three full years after the grant date incent management to focus on maximizing the value of the Company’s stock over the long-term.

Payouts under the PLUs granted in 2011 will not be determined until May 2014 and will be paid at that time. Payouts under the PLUs granted in May 2012 will not be determined until May 2015 and will be paid at that time. We did not grant PLUs to any of our NEOs in 2013.

2014 Long-Term Equity-Based Awards

In March 2014, the Committee determined that the performance metrics for performance-based RSUs granted in 2014 will be based on a relative total shareholder return, defined as share price appreciation and dividends paid, assuming those dividends are reinvested as paid, and these performance-based RSUs will cliff vest on the third anniversary of the grant date if the performance metrics are achieved.

The comparator group will consist of 45 chemical companies from the S&P 1500. The Committee believes that the use of total shareholder return as the relevant performance metric aligns our NEOs’ long-term compensation with the long-term performance of the Company, and accordingly, with the long-term interests of the Company’s shareholders.

Non-Qualified Deferred Compensation Plan

The Company does not pay premiums on insurance policies or other products as a supplement to retirement benefits. Rather, the Company has established a Deferred Compensation Plan (the “DCP”) that allows eligible employees, including the NEOs, to elect to defer a portion of their otherwise taxable salary and/or bonus. Under the DCP, the Company also can make two types of credits to such employees’ non-qualified deferred compensation accounts (which are notional accounts). The first type of credit is a matching restoration credit that works in tandem with an eligible employee’s participation in the Company’s 401(k) plan. If an eligible employee elects to contribute to both the 401(k) and the DCP, the Company will restore (or credit) certain employer matching contributions that cannot be made to the 401(k) plan due to the statutory limit on recognized compensation under the terms of the 401(k) plan. The second type of credit is a discretionary Company credit (also referred to as a “Company Benefit”). Amounts deferred by a NEO, and amounts credited by the Company, are shown in the Summary Compensation Table in the year earned or credited, as applicable.

Under the DCP, participants can elect a date for the payout of amounts that they have voluntarily deferred and the “restoration” benefit, which can be during employment or after a separation from service in the form of a lump sum payment or installments with a duration between two and fifteen years. The Company Benefit is generally paid in a lump sum or in three annual installments commencing upon the later of (i) the first day of the year following the eligible employee’s attainment of age 65; or (ii) the first day of the seventh month following the eligible employee’s separation from service. In addition, the DCP will pay out the balance of a NEO’s account in a lump sum on the thirtieth day after a change of control.

Under the DCP, participants earn a deferred return based (in the case of amounts that they have voluntarily deferred and 401(k) restoration benefits) on deemed investments in mutual funds selected by the participant from a list provided by the Company. In 2013, returns on those deemed investments ranged from about -0.32% to 36.1%. The investment list is similar to the investments available through the Company’s 401(k) Plan. All investment risk is borne by the participant. Gains and losses are credited based on actual market returns earned by the deemed investment and the value of a participant’s account will increase or decrease accordingly.

Company Benefit accounts are credited with a fixed rate of interest equal to the interest crediting factor under the “cash balance” feature of the Company’s qualified retirement plan.

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COMPENSATION DISCUSSION AND ANALYSIS

The DCP is intended to comply with the requirements of Section 409A of the Code. Accordingly, deferrals, company contributions and distributions to eligible employees will occur and will be subject to these requirements.

Amounts voluntarily deferred by each of the NEOs in 2013, restoration contributions in 2013, Company Benefit contributions in 2013, earnings on each and year-end account balances for the NEOs are reported under the heading “Executive Compensation-Non-Qualified Deferred Compensation” beginning on page 50.

Benefits

Our executive officers are eligible to participate in the various benefit plans available to our employees, including those that provide life, health and disability insurance, and access to, and in some instances,

Company contributions into, retirement plans. In addition, in connection with our philosophy to provide only limited perquisites, in 2013, we provided to our executive officers only a Company car or allowance.

Employment Agreements and Potential Payments on Termination or Change of Control

Employment Agreements

The Company entered into a negotiated hiring agreement with Mr. Mann in July 2012. Mr. Mann’s agreement provides for annual base salary (but does not guarantee him any particular dollar amount of base salary beyond his first year of employment), short and long-term incentive compensation opportunities, as well as a car allowance and other benefits. In addition, Mr. Mann’s agreement provides that, if within two years of his first day of employment, his employment is terminated (other than in connection with a change of control, such that he is not entitled to benefits under the Change of Control Plan) involuntarily by the Company for any reason other than “Cause” (as such term is defined in the Change of Control Plan, but without regard for the fact that a change of control shall not have occurred) or by Mr. Mann for “Good Reason” (as such term is defined in Mr. Mann’s hiring agreement), within thirty days following a “Good Reason event” (as such term is defined in Mr. Mann’s hiring agreement), and subject to Mr. Mann’s execution and non-revocation of a separation agreement and release to be drafted by the Company, the Company will pay to Mr. Mann eighteen months of his annual base salary and bonus target.

Change of Control Plan

In May 2007, the Committee adopted the Change of Control Plan, the terms of which are further described under “Executive Compensation-Payments on Termination or Change of Control.” In addition to supporting key employee retention, the change of control benefits are intended to ensure that executives are able, as a practical matter, to evaluate any potential change of control transaction objectively and to encourage executives to remain employed by the Company in the event a change of control becomes a real possibility. The Change of Control Plan’s benefits were based on typical market practices at what were believed to be no more than median compensation levels when compared to our market references. All of the NEOs participate in the Change of Control Plan.

The Change of Control Plan was amended in May 2011 to eliminate the excise tax gross-up benefit that had been provided under the Change of Control Plan with respect to any person who becomes an executive officer on or after May 16, 2011 (including any person newly hired by the Company and any person promoted from within the Company from a non-executive officer position to an executive officer position on or after that date). For additional information on the Change of Control Plan, see “Payments on Termination of Change of Control — Change of Control Plan.”

AXIALL CORPORATION - 2014 Proxy Statement   43

COMPENSATION DISCUSSION AND ANALYSIS

Severance Plan

On December 9, 2013, the Committee approved and adopted the Severance Plan for certain executive officers and other key employees of the Company, including each of the NEOs. The Severance Plan became effective on January 1, 2014. In addition to attracting and retaining executives and key employees, the Severance Plan benefits are intended to ensure that the Company’s severance-related benefits for executives and key employees are competitive with severance-related benefits offered by other companies with whom the Company may compete for executive-level talent.

The Severance Plan provides for the payment of severance to the NEO if his employment with the Company is terminated without Cause or for Good Reason, each as defined under “Payments on

Termination or Change of Control — Severance Plan.” In the event of such a qualifying termination and subject to the applicable NEO’s execution of a general release of liability against the Company within 45 days after the qualifying termination, the Severance Plan provides that any such NEO is entitled to a severance payment equal to one year’s base salary and target bonus amount, and certain temporary benefits. The Severance Plan does not provide for an excise tax gross-up benefit to any NEOs or other participants to offset any excise taxes that may be imposed on excess parachute payments under Section 4999 of the Code.

For the terms and additional information regarding the Severance Plan, see “Payments on Termination or Change of Control — Severance Plan.”

Equity Award Agreements

Certain of the Company’s equity award agreements also provide that unvested equity awards will immediately vest upon a change of control without regard to termination of employment. However, for all equity awards granted to NEOs after May 2011, unvested equity awards will have accelerated vesting upon a change of control only if either: (1) the NEO’s employment is terminated without cause, or the executive officer terminates his employment for good reason, in connection with that change of control; or

(2) the equity award is not assumed or a substitute equity award with equivalent rights is not provided. In other words, for equity awards granted after May 2011, there is a “double trigger” requirement for accelerated vesting. For additional information on potential payments and vesting of equity awards upon termination or a change in control, see “Payments on Termination or Change of Control — Equity Awards” beginning on page 53.

Pension Benefits

All of our NEOs hired prior to January 1, 2009 are eligible to participate in the Axiall Corporation Retirement Plan (the “Retirement Plan”).

The Retirement Plan is a broadly based, qualified defined benefit pension plan, which provides a benefit upon retirement to eligible Company employees in the United States. In general, all Company employees in the United States who were hired prior to January 1, 2009 are eligible to participate in the Retirement Plan, although benefits may differ for employees covered by collectively bargained agreements or who are working in the operations of an acquired business or were employed prior to 1985 by the Company’s predecessor, Georgia-Pacific Corporation.

The pension benefit is the sum of up to three benefits:

  benefit accruals earned with a predecessor employer (Georgia-Pacific or any acquired company) based on service with the predecessor employer and, in the case of Georgia-Pacific, final average compensation as of the earlier of: (i) the time of termination or retirement, if applicable, or (ii) December 31, 2007. Certain participants in the Retirement Plan who are also participants in the Axiall Corporation 401(k) Plan have sub-accounts, referred to as “Pension Rollover Accounts,” that are part of their 401(k) Plan accounts and that are associated with pre-1985 participation in a Georgia-Pacific defined contribution (savings) plan. Such a participant has the option of receiving the Pension Rollover Account in a lump sum upon retirement. If he or she does so, then the pension benefit under the Retirement Plan is reduced, on an actuarially equivalent basis, to reflect the individual’s receipt of this lump sum amount;

44   AXIALL CORPORATION - 2014 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

  1% of aggregate pensionable compensation earned after 1984 and before 2008, which is referred to as a “career average formula.” Pensionable compensation does not include any incentive or deferred compensation;

  for employees who actively participated in the Retirement Plan after December 31, 2007, the actuarial equivalent of a notional Cash Balance Account under the Retirement Plan to which are credited (i) specified percentages (ranging from 3.0% for a participant with fewer than 10 years of service and up to 6.0% for a participant with 20 or more years of service) of pensionable compensation, and (ii) interest credits based upon the “30-year Treasury interest rate” as of the last business day of October in the year prior to the year with respect to which the interest credit is made (but not less than 4% interest). As a result of a complete “freeze” on the accrual of additional benefits under the Retirement Plan approved by the Board of Directors in 2009, no additional pay credits are added to the Cash

Balance Accounts with respect to compensation paid after March 31, 2009. However, the interest credits will continue.

As noted above, the Board of Directors approved an amendment to the Retirement Plan to provide for the cessation (or “freezing”) of the accrual of additional benefits under the Retirement Plan, effective as of March 31, 2009.

Normal retirement benefits are available to employees with at least three years of service at age 62 and a reduced pension (by 6% per year prior to age 62) is available as early as age 55. All of the NEOs who participate in the Retirement Plan are fully vested in their benefits. Based on their employment start dates, Messrs. Breunig and Mann are not eligible to participate in the Retirement Plan.

For additional information about the Retirement Plan, including the present value of benefits accrued by each of the NEOs, see “Executive Compensation-Pension Benefits.”

Summary of Compensation and Benefit Plan Risk

The Company believes that the Company’s compensation and benefit policies and practices are not likely to have a material adverse effect on the Company and that the plans currently in place or contemplated are appropriately balanced between retention and incentive to enable the Company to retain its management team while providing an incentive for the CEO and other executive officers to be focused on meeting the objectives developed by management and the Board that are designed to create long-term stockholder value.

Leadership Development and Compensation Committee Report

The Committee has reviewed and discussed the preceding Compensation Discussion and Analysis with management. Based on that review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form

10-K for the year ended December 31, 2013 and the Company’s proxy statement for the annual meeting of stockholders to be held on May 20, 2014.

Stephen E. Macadam, Chairman
T. Kevin DeNicola
David N. Weinstein

AXIALL CORPORATION - 2014 Proxy Statement   45

EXECUTIVE COMPENSATION

Compensation Tables

The tables and footnotes in this section discuss the compensation of our named executive officers, consisting of: Paul D. Carrico, who has served as our President and CEO since February 14, 2008; Gregory

C. Thompson, who has served as our CFO since February 29, 2008; and our three other most highly compensated executive officers who were serving as executive officers as of December 31, 2013.

Summary Compensation Table

								Change in
								Pension
								Value and
								Non-Qualified
						Non-Equity		Deferred
Name and					Stock	Incentive Plan		Compensation	All Other	Total
Principal		Salary		Bonus	Awards	Compensation		Earnings	Compensation	Compensation
Position	Year	($)		($)	($)(1)	($)(2)		($)(3)	($)(4)	($)
Paul D. Carrico	2013	881,154		-	3,385,319	855,032		-	526,256	5,647,761
President and	2012	819,231		-	2,406,369	1,735,000		137,825	464,275	5,562,700
Chief Executive	2011	785,962		-	1,808,681	466,000		93,754	417,173	3,571,570
Officer
Gregory C.	2013	501,764		-	1,046,303	327,587		56	308,156	2,183,866
Thompson	2012	487,971		-	717,699	654,000		134	282,910	2,142,714
Chief Financial	2011	475,981		-	591,300	185,000		148	262,764	1,515,193
Officer
Joseph C.	2013	515,049		-	1,147,423	321,570		-	171,642	2,155,684
Breunig	2012	499,423		-	696,565	671,000		-	149,944	2,016,932
Executive Vice	2011	483,768			452,156	185,000		-	144,530	1,265,454
President,
Chemicals
Mark J. Orcutt	2013	535,354	(5)	-	697,791	277,496		57	285,887	1,796,585
Executive Vice	2012	539,835	(5)	-	548,811	544,000		133	240,657	1,873,436
President,	2011	541,743	(5)	-	452,156	207,217		146	231,671	1,432,933
Building
Products
Timothy Mann, Jr.	2013	434,327		-	773,755	245,751		-	35,098	1,488,931
Executive Vice	2012	186,350	(6)	-	913,580	525,200	(7)	-	2,185	1,627,315
President,
General Counsel
and Secretary
(1)	The amounts in this column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 based on the closing price of our common stock on the grant date for awards of time-based and performance-based RSUs for the years ended December 31, 2013, 2012 and 2011, as described under “Compensation Discussion and Analysis — Summary of Our 2013 Executive Compensation Program — Long-Term Equity-Based Awards” and in footnote 2 of the “Grants of Plan-Based Awards Table” below. For a more detailed discussion of the assumptions used to determine the valuation of the stock awards set forth in this column, please see a discussion of such valuation in Note 11 of the footnotes to the consolidated financial statements in the Original 10-K Filing, which footnote is incorporated into this proxy statement by reference.

Mr. Carrico received 23,262 performance-based RSUs granted in May 2013 that were contingent on the Company achieving positive Adjusted EBITDA for the year ended December 31, 2013. The amount presented in the Summary Compensation Table reflects a grant date fair value of $1,128,440 based on the probable outcome of these performance-based RSUs, which is the maximum grant date fair value for this award computed in accordance with FASB ASC Topic 718.

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EXECUTIVE COMPENSATION

The following table reflects the grant date fair value of the performance-based RSUs granted in 2013, as well as the maximum grant date fair value of performance-based RSU awards granted in 2013, 2012 and 2011 if, due to the Company’s performance during the applicable performance cycle, the performance-based RSUs vested at their maximum level.

	Grant Date Fair Value(a)			Maximum Value
	2013	2012	2011	2013(b)	2012(c)	2011(c)
Name	($)	($)	($)	($)	($)	($)
Mr. Carrico	2,256,879	2,406,369	1,808,681	4,414,197	5,745,347	5,150,292
Mr. Thompson	601,307	717,699	591,300	1,181,446	1,713,542	1,683,778
Mr. Breunig	668,720	696,565	452,156	1,313,898	1,663,082	1,287,534
Mr. Orcutt	465,178	548,811	452,156	913,979	1,308,570	1,287,534
Mr. Mann(d)	419,592	-	-	824,412	-	-
(a)	Calculated based on the probable outcome of each performance-based RSU.

(b)	Calculated based on the grant date fair value of the maximum number of shares issuable on the May 2015 and the May 2016 vesting dates at the highest level of cost synergy achievement related to the Merged Business.

(c)	Calculated based on the price per share of our common stock required to trigger the issuance of the maximum number of shares on the May 2014 vesting date for awards granted in 2011 and the May 2015 vesting date for awards granted in 2012.

(d)	Mr. Mann was not granted any performance-based RSUs in May 2011 or 2012, as he did not become an employee of the Company until July 2012, at which time he was granted 34,000 time-based RSUs, which are presented in the Summary Compensation Table for 2012 at the grant date fair value calculated in accordance with the provisions of FASB ASC Topic 718.

(2)	Reflects payments made under the Company’s 2013, 2012 and 2011 annual non-equity/cash incentive compensation programs.

(3)	Amounts reported reflect only the change in the actuarial present value of the accumulated pension benefit of each NEO under the Retirement Plan. For 2013, the change in the actual present value of Mr. Carrico’s accumulated pension benefit under the Retirement Plan was negative. Accordingly, pursuant to SEC guidance, the $61,092 reduction in Mr. Carrico’s accumulated pension benefit under the Retirement Plan is reflected as zero, or “—,” in the Summary Compensation Table. For information on the pension plan and the assumptions used in calculating the change in pension value see page 50. For information on the Deferred Compensation Plan, see page 42 under “Compensation Discussion and Analysis.”

(4)	The items contained in the “All Other Compensation” column for 2013 are identified and quantified as required below:

	Allowances and
	Other Benefits		Additional Other Compensation
			Company	Company
			Contribution to	Credit to Deferred
	Car		401(k) Savings	Compensation
	Allowance	Other	Plan	Account	Total
Name	($)	($)	($)	($)	($)
Paul D. Carrico	5,225	3,454	22,950	494,627	526,256
Gregory C. Thompson	8,316	2,322	20,400	277,118	308,156
Joseph C. Breunig	9,132	11,858	20,400	130,252	171,642
Mark J. Orcutt	15,242	7,773	11,080	251,792	285,887
Timothy Mann, Jr.	11,052	6,196	17,850	-	35,098
(5)	Amounts are paid in Canadian dollars, but reported in the table in U.S. dollars. Such amounts were converted at an exchange rate of 0.9710 Canadian dollars to each U.S. dollar, which was the average exchange rate for 2013. Amounts paid in prior years were converted at the average exchange rate for the corresponding year.

(6)	Reflects a prorated portion of Mr. Mann’s annual base salary based upon his start date with the Company in July 2012.

(7)	This amount is the full amount of the annual cash incentive payment under the 2012 annual incentive compensation program that Mr. Mann would have received if he had been an employee for all of 2012, and was paid to Mr. Mann pursuant to the terms of his negotiated hiring agreement.

AXIALL CORPORATION - 2014 Proxy Statement   47

EXECUTIVE COMPENSATION

2013 Grants of Plan-Based Awards

The following table reflects the following plan-based awards granted in 2013: annual cash incentive awards, 2013 annual incentive compensation program and time-based and performance-based RSUs under the 2011 Plan. These awards are described in more detail in the Summary Compensation Table and in the Compensation Discussion and Analysis above.

									All Other
									Stock	Grant
									Awards:	Date Fair
	Grant	Estimated Future Payouts			Estimated Future Payouts				Number	Value of
	Date	under Non-Equity Incentive			Under Equity Incentive				of Shares	Stock and
	for Equity-	Plan Awards(1)			Plan Awards(2)				of Stock	Option
	Based	Threshold	Target	Maximum	Threshold	Target	Maximum		or Units	Awards
Name	Awards	($)	($)	($)	(#)	(#)	(#)		(#)(3)	($)(4)
Paul D. Carrico
2013 Annual Incentive		-	990,000	1,980,000
Compensation Program
Performance-Based	5/20/2013				23,262	46,524	93,048			2,256,879
RSUs
Performance-Based	5/20/2013						23,262	(5)		1,128,440
RSUs
Gregory C. Thompson
2013 Annual Incentive		-	379,298	758,595
Compensation Program
Performance-Based	5/20/2013				6,226	12,452	24,904			601,307
RSUs
Time-Based RSUs	5/20/2013								8,783	444,996
Joseph C. Breunig
2013 Annual Incentive		-	389,340	778,680
Compensation Program
Performance-Based	5/20/2013				6,924	13,848	27,696			668,720
RSUs
Time-Based RSUs	5/20/2013								9,481	478,703
Mark J. Orcutt
2013 Annual Incentive		-	326,719	653,437
Compensation Program
Performance-Based	5/20/2013				4,817	9,633	19,266			465,178
RSUs
Time-Based RSUs	5/20/2013								4,817	232,613
Timothy Mann, Jr.
2013 Annual Incentive		-	284,543	569,087
Compensation Program
Performance-Based	5/20/2013				4,345	8,689	17,378			419,592
RSUs
Time-Based RSUs	5/20/2013								6,902	354,163
(1)	Amounts represent the potential Threshold, Target and Maximum payment levels under our 2013 annual incentive compensation program. Performance targets and target award multiples, and strategic and operational goals and objectives, as well as other adjustments to actual awards are described under “Compensation Discussion and Analysis — Summary of Our 2013 Executive Compensation Program — Annual Cash Incentive Opportunity” above.

(2)	Represents the number of performance-based RSUs granted in May 2013. Performance-based RSUs vest 50% on May 20, 2015 and 50% on May 20, 2016. The actual number of shares of common stock that may be issued to the NEO upon vesting of performance-based RSUs is discussed under “Compensation Discussion and Analysis — Summary of Our 2013 Executive Compensation Program — Long-Term Equity-Based Awards.”

(3)	Represents the number of time-based RSUs granted in March 2013 and May 2013. Time-based RSUs vest ratably over three years from the grant date. The value reported in this column with respect to the equity incentive awards reported in column (2) is based upon the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. These values are recorded over the requisite serviced period as required by FASB ASC Topic 718. For a more detailed discussion of the assumptions used to determine the valuation of the stock awards set forth in this column, please see a discussion of such valuation in Note 11 of the footnotes to the consolidated financial statements in the Original 10-K Filing, which footnote is incorporated into this proxy statement by reference.

(4)	Reflects the aggregate grant date fair value of the applicable award computed in accordance with FASB ASC Topic 718. For a more detailed discussion of the assumptions used to determine the valuation of the stock awards set forth in this column, please see a discussion of such valuation in Note 11 of the footnotes to the consolidated financial statements in the Original 10-K Filing, which footnote is incorporated into this proxy statement by reference.

(5)	These 23,262 performance-based RSUs were granted in May 2013 contingent on the Company achieving positive Adjusted EBITDA for the year ended December 31, 2013. The Company achieved positive Adjusted EBITDA for the year ended December 31, 2013. Accordingly, the condition has been satisfied, and these performance-based RSUs will vest ratably over the three-years from the grant date.

48   AXIALL CORPORATION - 2014 Proxy Statement

EXECUTIVE COMPENSATION

Outstanding Equity Awards at 2013 Fiscal Year-End

The following table provides information on the holdings of stock options and other stock awards by the NEOs at December 31, 2013. This table includes unexercised and unvested stock option awards and unvested time-based and performance-based RSUs. Unless noted below, all grants vest ratably in three equal installments beginning one year after the grant date. For additional information about equity awards granted in 2013, see “Long-Term Equity-Based Awards” in the Compensation Discussion and Analysis above.

	Option Awards				Stock Awards
										Equity
								Equity		Incentive
								Incentive		Plan Awards:
					Number			Plan Awards:		Market or
					of		Market	Number of		Payout Value
					Shares		Value of	Unearned		of Unearned
		Number of			or Units		Shares or	Shares, Units		Shares, Units
		Securities			of Stock		Units of	or Other		or Other
		Underlying	Option		That		Stock That	Rights That		Rights That
		Unexercised	Exercise	Option	Have Not		Have Not	Have Not		Have Not
	Option	Options (#)	Price	Expiration	Vested		Vested	Vested		Vested
Name	Grant Date	Exercisable(1)	($)(2)	Date	(#)(3)		($)(4)	(#)(5)		($)(4)
Paul D. Carrico	03/02/2004	200	680.25	03/02/2014
	02/28/2006	750	722.75	02/28/2016
	02/27/2007	1,338	510.75	02/27/2017
	02/26/2008	6,000	168.00	02/26/2018
	02/24/2009	16,000	21.25	02/24/2019
					23,262		1,103,549
								331,283		15,716,042	(10)
Gregory C. Thompson	02/08/2008	4,065	181.75	02/08/2018
	02/24/2009	5,060	21.25	02/24/2019
					8,783	(6)	416,666
								100,637		4,774,196
Joseph C. Breunig					36,021	(7)	1,708,835
								122,043		5,789,720
Mark J. Orcutt	12/01/2008	4,000	41.50	12/01/2018
	02/24/2009	4,554	21.25	02/24/2019
					4,817		228,518
								75,278		3,571,188
Timothy Mann, Jr.					18,235	(8)	875,837
								35,840	(9)	1,700,250
(1)	All outstanding options granted to NEOs have vested and are exercisable.

(2)	Option exercise prices on all grant dates reflect adjustments made in connection with the Company’s 1-for-25 reverse stock split that was effected on July 28, 2009.

(3)	Except as otherwise disclosed in these footnotes, represents the number of time-based RSUs granted in March 2013 and May 2013, which vest ratably over three years from the grant date. Includes Mr. Carrico’s performance-based RSUs granted in May 2013 that were contingent on the Company achieving positive Adjusted EBITDA for the year ended December 31, 2013. The Company achieved positive Adjusted EBITDA for the year ended December 31, 2013. Accordingly, the condition has been satisfied, and Mr. Carrico’s performance-based RSUs will vest ratably over the three-years from the grant date.

(4)	Calculated by multiplying the number of shares or units of stock that have not vested by the closing price of our common stock on December 31, 2013 (the last trading day of 2013), which was $47.44.

(5)	Except as otherwise disclosed for Mr. Mann, represents the sum of: (A)150% of the “target” number of shares that may be issued to the NEO in May 2014, when all of the performance-based RSUs granted in May 2011 vest; (B) 150% of the “target” number of shares that may be issued to the NEO in May 2015, when all of the performance-based RSUs granted in May 2012 vest; and (C) 200% of the “target” number of shares, 50% of which may be issued to the NEO in May 2015 and 50% of which may be issued to the NEO in May 2016, pursuant to the vesting schedule for performance-based RSUs granted in May 2013. The actual number of shares of common stock that may be issued to the NEO upon vesting of performance-based RSUs is discussed under “Compensation Discussion and Analysis — Summary of Our 2013 Executive Compensation Program — Long-Term Equity-Based Awards.”

(6)	Represents the sum of (A) 2,557 unvested time-based RSUs granted in March 2013 and (B) 6,226 unvested time-based RSUs granted in May 2013.

(7)	Represents the sum of: (A) the number of unvested time-based RSUs granted to Mr. Breunig in September 2010 pursuant to the terms of his hiring agreement, of which 13,270 are expected to vest on each of September 1, 2014 and September 1, 2015, (B) 2,557 unvested time-based RSUs granted in March 2013 and (C) 6,924 unvested time-based RSUs granted in May 2013.

(8)	Represents the sum of (A) the number of unvested time-based RSUs granted to Mr. Mann effective on his first day of employment with the Company in July 2012, of which 11,333 shares are expected to vest on July 17, 2015, (B) 2,557 unvested time-based RSUs granted in March 2013 and (C) 4,345 unvested time-based RSUs granted in May 2013.

(9)	Represents 200% of the “target” number of shares, 50% of which may be issued to the NEO in May 2015 and 50% of which may be issued to the NEO in May 2016, pursuant to the vesting schedule for performance-based RSUs granted in May 2013. The actual number of shares of common stock that may be issued to the NEO upon vesting of performance-based RSUs is discussed under “Compensation Discussion and Analysis — Summary of Our 2013 Executive Compensation Program — Long-Term Equity-Based Awards.”

(10)	Since Mr. Carrico has met the requirements of a “qualifying retirement” (as defined under “Payments on Termination or Change of Control — Equity Awards”), performance-based RSUs granted to him in 2011 and 2012 will continue to vest as scheduled, except in the event of termination of employment for cause or failure to comply with the non-competition and non-solicitation provisions of the 2011 Plan.

AXIALL CORPORATION - 2014 Proxy Statement   49

EXECUTIVE COMPENSATION

2013 Option Exercises and Stock Vested

The following table provides information for the NEOs on the number of shares acquired upon vesting of stock awards in 2013 and the value realized. No stock options were exercised during 2013.

Stock Awards
	Number of Shares	Value Realized
	Acquired on Vesting	on Vesting
Name	(#)	($)(1)
Paul D. Carrico	-	-
Gregory C. Thompson	-	-
Joseph C. Breunig	13,270	531,198
Mark J. Orcutt	-	-
Timothy Mann, Jr.	11,333	517,354
(1)	Calculated by multiplying the number of shares acquired by the market value of the shares as of the relevant vesting dates.

Pension Benefits

The table below reflects the present value of benefits accrued for each of the NEOs in the Retirement Plan.

		Number of Years of	Present Value of
		Credited Service	Accumulated Benefit
Name	Plan Name	(#)	($)(1)
Paul D. Carrico	Retirement Plan	9	1,014,011
Gregory C. Thompson	Retirement Plan	1	2,128
Joseph C. Breunig	-	-	-
Mark J. Orcutt	Retirement Plan	1	2,129
Timothy Mann, Jr.	-	-	-
(1)	Amounts reported represent the actuarial present value of accumulated benefits computed using the discount rate of 4.85% and mortality assumption (RP 2000 Mortality Table with no collar adjustment and with mortality improvements projected to 2020 using Scale AA) that the Company applies to amounts reported in its financial statement disclosures on its measurement date of December 31, 2013, and are assumed to be payable at the unreduced retirement age of 62. For additional information regarding the assumptions made in the calculation, see Note 12 of the footnotes to the Company’s consolidated financial statements in the Original 10-K Filing.

Non-Qualified Deferred Compensation

The following table provides information on the non-qualified deferred compensation of the NEOs in 2013, including (i) each NEO’s contributions through deferral of salary and/or bonus during 2013; (ii) Company contributions during 2013; (iii) investment earnings on those deferred amounts and deferred amounts from prior years, and (iv) each NEO’s account balance at year-end.

	Company	Aggregate
	Contributions	Balance
	in Last FY	at Last FYE
Name	($)	($)
Paul D. Carrico	494,627	1,610,296
Gregory C. Thompson	277,118	1,009,876
Joseph C. Breunig	130,252	401,600
Mark J. Orcutt	251,792	853,231
Timothy Mann, Jr.	-	-

50   AXIALL CORPORATION - 2014 Proxy Statement

EXECUTIVE COMPENSATION

Payments on Termination or Change of Control

Change of Control Plan

The Change of Control Plan provides certain benefits to our executive officers, including each of the NEOs, in the event the executive’s employment is terminated in connection with a change of control. Under the Change of Control Plan, if a NEO experiences an “involuntary termination” or resigns for “good reason” within 24 months following the change of control, and complies with all of the other terms and conditions of the Change of Control Plan, he or she shall be eligible to receive:

  severance pay equal to the NEO’s annual base salary plus the current year annual non-equity incentive target payout opportunity multiplied by 2 in the case of the CEO and 1.5 in the case of the other NEOs;

  a pro rata portion of the NEO’s target bonus opportunity for the fiscal year in which the termination date occurs;

  accrued but unused vacation pay; and

  continued life insurance, medical, dental and vision benefits and continued disability insurance premiums until the earlier of: (i) the day upon which the NEO begins new employment and is eligible for such welfare benefits; or (ii) (A) the second anniversary of the termination date in the case of the CEO or (B) 18 months after the termination date in the case of the other NEOs.

Under the Change of Control Plan, subject to certain conditions, a change of control is defined as:

  the acquisition by a person of ownership of 33% or more of our voting power;

  certain changes in the majority of our Board;

  completion of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of our assets unless, immediately after the transaction, no person beneficially owns 33% or more of the combined voting power of the resulting entity, and at least half of the members of the Board of the surviving corporation were members of our Board;

  stockholder approval of a complete liquidation or dissolution of the Company; or
  any other event the Board determines is a change of control by express resolution.

Under the Change of Control Plan, an “involuntary termination” is deemed to have occurred when the NEO is terminated for any reason except:

  transfer to an affiliate or subsidiary of the Company if the participant is offered comparable employment by such purchaser;

  transfer of any operations of the Company or purchase of the Company or any operations of the Company by a third party purchaser, if the NEO is offered comparable employment by such purchaser; or

  death, disability, retirement, resignation (other than for “good reason”), Cause or failure to continue reporting to work and performing satisfactorily.

Under the Change of Control Plan, “Cause” means:

  any activity as an employee, principal, agent, or consultant for an entity that competes with the Company and for which the participant has had any responsibility during the last five years of his employment with the Company in any related territory;

  solicitation of any employee of the Company to terminate his or her employment with the Company;

  any unauthorized disclosure of any of the Company’s confidential, proprietary or trade secret information or material;

  failure to disclose promptly and to assign to the Company all rights in any invention or idea made or conceived during employment by the Company, relating to the business, research or development work of the Company or the failure to do anything reasonably necessary to enable the Company to secure a patent where appropriate; or

  other conduct determined to be injurious, detrimental or prejudicial to the Company, unless the participant acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company.

AXIALL CORPORATION - 2014 Proxy Statement   51

EXECUTIVE COMPENSATION

An NEO is deemed to have terminated his employment for “good reason” (and therefore is potentially eligible for severance benefits, subject to the other provisions of the Change of Control Plan) if the termination follows: (i) a reduction in his base salary, bonus or employee benefits, except where the Company has instituted a compensation reduction program applicable to all senior executives; or (ii) certain attempted required relocations of the participant’s place of employment, which is not cured by the Company within 15 days after the participant delivers a notice of termination for good reason.

In order for a participant to receive payments under the Change of Control Plan, he or she must execute a separation agreement and general release in such form as the Company determines. Any participant who breaches the separation agreement or engages in certain conduct, including competition with the Company, solicitation of our employees or disclosure of confidential information, will no longer be entitled to benefits.

Elimination of Tax Gross-Up Benefits Provided By Change of Control Plan

The Change of Control Plan originally provided excise tax gross-up protection for executive officers if the value of the severance and other benefits described above on page 51 exceeded 120% of such an executive officer’s “safe harbor” amount.

The Change of Control Plan was amended in May 2011 to eliminate the excise tax gross-up benefit provided to executive officers under the Change of Control Plan,

with respect to any person who becomes an executive officer on or after May 16, 2011 (including both persons who are newly hired by the Company as executive officers and persons who are promoted within the Company from non-executive-officer positions to executive officer positions on or after that date).

Severance Plan

The Severance Plan became effective on January 1, 2014 and provides certain benefits to certain of our executive officers, including each of the NEOs, and other key employees in the event the participant’s employment is terminated “without Cause” (using a definition substantially similar to the one used in the Change of Control Plan discussed above) or for “good reason.”

Under the Severance Plan, a “qualifying termination” is deemed to have occurred when the NEO’s employment is terminated by the Company without “Cause” or by the NEO for “good reason.” In no event shall a NEO be deemed to have experienced a “qualifying termination” as a result of:

  death or disability;

  any termination of employment that results in the NEO being able to receive severance benefits under the Change of Control Plan; or

  any termination of employment that results in the NEO being able to receive severance benefits under any severance arrangement provided for in a separate agreement between the NEO and the Company, where the severance benefits provided under such other agreement are more favorable to the NEO than the severance benefits provided under the Severance Plan.

Under the Severance Plan, “Cause” has a substantially similar meaning to the one used in the Change of Control Plan discussed above.

A NEO is deemed to have terminated his employment for “good reason” (and therefore is potentially eligible for severance benefits, subject to the other provisions of the Severance Plan) if:

  the termination follows any of the following without the NEO’s written consent: (i) a material diminution in his base salary; (ii) a material diminution in the participant’s authority, duties or responsibilities; or (iii) a relocation of the participant’s place of employment to a location more than 150 miles from his current location of employment; and

  the participant has first delivered a written notice to the Company setting forth the event deemed to give rise to the right to terminate for “good reason” no later than 60 days after the initial occurrence of the event.

52   AXIALL CORPORATION - 2014 Proxy Statement

EXECUTIVE COMPENSATION

Under the Severance Plan, if a NEO experiences a “qualifying termination”, and executes a separation agreement and general release of liability against the Company within 45 days after the qualifying termination, he or she shall be eligible to receive:

  a lump sum cash payment equal to the NEO’s annual base salary plus the current year target bonus opportunity multiplied by 1;

  monthly COBRA reimbursement payments in the amount of premiums previously paid by the Company during the NEO’s employment until the earlier of: (i) the NEO’s benefits eligibility through new employment or otherwise; or (ii) 18 months after the termination date; and
  payment for outplacement benefits provided by a Company-selected service group up to a maximum of $25,000 during the 12 consecutive months after the termination date.

The Severance Plan does not provide for a gross-up payment to any of the NEOs to offset any excise taxes that may be imposed on excess parachute payments under Section 4999 of the Code. Instead, the Severance Plan provides that if and to the extent it is determined that the payments described above would, if paid, be subject to the excise tax under Section 4999 of the Code, then the aggregate value of such payments shall be reduced (but not below zero) to an amount that maximizes the value of the payments without causing any of them to be subject to the excise tax.

Equity Awards

Under the Company’s 2009 Equity and Performance Incentive Plan, (the “2009 Plan”) the vesting of any unvested equity awards may be accelerated upon a change in control, but that plan permits the Company to condition any such vesting on meeting the “double-trigger” requirement described below. Under the Company’s 2011 Plan, the vesting of any unvested equity awards may be accelerated upon a change of control only where the double-trigger requirement is met. Certain of the Company’s equity award agreements provide that unvested equity grants will vest upon a change in control without regard to termination of employment. However, for all equity awards granted to executive officers after May 2011, unvested equity grants will vest upon a change in control only if either: (1) the NEO’s employment is terminated without cause, or the NEO terminates his employment for good reason, in connection with that change of control; or (2) the equity grant is not assumed or a substitute equity grant with equivalent rights is not provided. In other words, for equity awards granted after May 2011, there is a “double trigger” vesting requirement.

Unvested RSUs granted under the Company’s 2009 Plan and 2011 Plan are generally forfeited when the participant’s employment with the Company ends. However, for unvested RSUs granted prior to 2013 a participant will be treated as being in the continuous employ of the Company and vesting of the RSUs will continue, if the following criteria are specified in the relevant RSU agreement and the participant satisfies the criteria: (i) the participant’s employment was terminated other than by the Company for cause;

(ii) at the time of termination, the participant is at least 55 years old; (iii) at the time of termination, the participant’s age, when added to the participant’s number of years of continuous service, equalled or exceeded 70; and (iv) the participant does not engage in certain detrimental conduct (a “qualifying retirement”).

However, under the terms of the equity plans, if the NEO engages in certain conduct, including competition with the Company, solicitation of our employees, disclosure of confidential information, failure to assign any information or idea or other conduct determined to be injurious to the Company, if provided for in an applicable award agreement, the Company may require the participant to:

  return to the Company, in exchange for payment by the Company of any amount actually paid therefor by the NEO, all shares of common stock that the NEO has not disposed of that were offered within a specified period prior to the date of the commencement of such activity; and

  with respect to any shares of common stock so acquired that the NEO has disposed of, pay to the Company in cash the difference between:
◆	any amount actually paid therefor by the NEO; and

◆	the market value per share of the shares of common stock on the date of such acquisition.

To the extent that such amounts are not paid to the Company, the Company may set off the amounts so payable to it against any amounts that may be owing from time to time by the Company to the NEO.

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EXECUTIVE COMPENSATION

Other Benefits

Absent eligibility for benefits described above, the NEOs (other than Mr. Mann) do not have any termination benefits or benefits triggered as the result of a change in control that are different than those afforded other employees of the Company, such as death benefit salary continuation (one month of salary). As part of his negotiated hiring agreement, Mr. Mann is guaranteed eighteen months of his base salary and target bonus, in certain situations, as described on page 43 of this proxy statement.

Termination and Change in Control Payments Tables

The following table summarizes the compensation and other benefits that would have become payable to each NEO assuming his employment had terminated on December 31, 2013 in connection with a change in control, given the NEO’s base salary as of that date, and, if applicable, the closing price of our common stock on December 31, 2013 (the last trading day of 2013), which was $47.44.

		Non-Equity	Medical	Disability	Non-Qualified
		Incentive Plan	Program	Insurance	Deferred	Equity
	Salary	Compensation	Benefits	Benefit	Compensation	Awards	Total
Name	($)	($)	($)	($)	Plan ($)(1)	($)(2)	($)
Paul D. Carrico	1,800,000	1,980,000	21,882	22,500	2,659,696	15,069,453	21,553,531
Gregory C. Thompson	758,595	568,946	16,412	9,483	2,791,158	4,569,340	8,713,934
Joseph C. Breunig	778,680	584,010	23,232	9,734	668,693	5,619,088	7,683,437
Mark J. Orcutt	753,966	490,078	8,111	10,419	2,453,826	3,414,539	7,130,939
Timothy Mann, Jr.	656,639	426,815	23,232	8,208	-	1,689,481	2,804,375
(1)	Assumes all payments made in a lump sum (rather than over a period of time as may be permitted under the DCP). Reflects credits held in certain Company benefit accounts based on contributions made through age 65, although any payout under the DCP would not be made until any such NEO reached age 65. Amounts shown reflect account balances at age 65 in the event of separation from service in connection with a change in control.

(2)	Value reported for each NEO represents the aggregate dollar amount of the sum of: (A) the number of unvested time-based RSUs granted to such NEO for which vesting accelerates upon a termination in connection with a change in control multiplied by $47.44, the closing market price of the Company’s stock on December 31, 2013; (B) the number of unvested performance-based RSUs granted to such NEO (other than Mr. Mann) in May 2011 and May 2012, for which vesting accelerates upon a termination in connection with a change in control, but for which the actual number of shares issued to the NEOs upon such vesting depends on the price of the Company’s common stock at vesting, which for the purposes of this calculation is assumed to be $47.44, the closing market price of the stock on December 31, 2013, multiplied by that same market price; and (C) the number of performance-based RSUs granted to such NEO in May 2013, for which vesting accelerates upon a change in control, but for which the actual number of shares issued to the NEOs upon such vesting depends on the Company’s achievement of cost synergies, which for the purposes of this calculation is assumed to be at 200% of the “target” number of shares of our common stock that may be issued under such awards.

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EXECUTIVE COMPENSATION

Qualifying Termination under Severance Plan

The following table summarizes the compensation and other benefits that would have become payable to each NEO assuming: (1) the Severance Plan was effective December 31, 2013; and (2) his employment had terminated on December 31, 2013 in connection with a “qualifying termination” under the Severance Plan, given the NEO’s base salary as of that date, and, if applicable, the closing price of our common stock on December 31, 2013 (the last trading day of 2013), which was $47.44.

		Non-Equity	Medical		Non-Qualified
		Incentive Plan	Program		Deferred	Equity
	Salary	Compensation	Benefits	Outplacement	Compensation	Awards	Total
Name	($)	($)	($)	($)	Plan ($)(1)	($)(2)	($)
Paul D. Carrico	900,000	990,000	1,740	7,100	2,659,696	9,551,707	14,110,243
Gregory C. Thompson	505,730	379,298	1,740	7,100	2,791,158	-	3,685,026
Joseph C. Breunig	519,120	389,340	2,486	7,100	668,693	-	1,586,739
Mark J. Orcutt	502,644	326,719	-	7,100	2,453,826	-	3,290,289
Timothy Mann, Jr.	437,759	284,543	2,111	7,100	-	-	731,513
(1)	Assumes all payments made in a lump sum (rather than over a period of time as may be permitted under the DCP). Reflects credits held in certain Company benefit accounts based on contributions made through age 65, although any payout under the DCP would not be made until any such NEO reached age 65. Amounts shown reflect account balances at age 65 for separation from service.

(2)	As of December 31, 2013, Mr. Carrico has met the requirements of a qualifying retirement and, accordingly, upon a qualifying termination, he would be treated as being in the continuous employ of the Company and vesting of performance-based RSUs granted in 2011 and 2012 would continue as scheduled if the applicable performance criteria and certain other conditions were to be met. Value reported for Mr. Carrico represents the aggregate dollar amount of the sum of the number of unvested performance-based RSUs granted to Mr. Carrico in May 2011 and May 2012, for which vesting continues in a qualifying termination, but for which the actual number of shares issued to Mr. Carrico upon such vesting depends on the price of the Company’s common stock at vesting, which for the purposes of this calculation is assumed to be $47.44, the closing market price of the stock on December 31, 2013, multiplied by that same market price.

In addition to the above payments, the Company’s stock option award agreements provide that awards generally terminate 60 days after the date the participant ceases to be an employee of the Company (whether or not in connection with a change in control), unless the participant is terminated for cause, in which case, the stock option award agreement terminates immediately. In addition, if the participant’s employment terminates due to death, permanent and total disability or retirement, subject to certain limitations, the stock option award agreement will terminate three years after the termination of the participant’s employment.

AXIALL CORPORATION - 2014 Proxy Statement   55

EXECUTIVE COMPENSATION

Termination on Death, Disability or Retirement

The following table summarizes the compensation and other benefits that would have become payable to certain NEOs assuming their employment had terminated on December 31, 2013 due to death, disability or retirement, given the base salaries of such NEOs as of that date, and, if applicable, the closing price of our common stock on December 31, 2013

(the last trading day of 2013), which was $47.44. The table does not include information with respect to life insurance or long-term disability programs, which do not discriminate in scope, terms or operation in favor of executive officers and are generally available to all salaried employees.

		Non-Equity	Medical	Non-Qualified
		Incentive Plan	Program	Deferred	Equity
	Salary	Compensation	Benefits	Compensation	Awards	Total
Name	($)	($)	($)	Plan ($)(1)	($)(2)	($)
Paul D. Carrico	900,000	990,000	10,941	2,659,696	9,551,707	14,112,344
Gregory C. Thompson	505,730	379,298	10,941	3,203,582	-	4,099,551
Joseph C. Breunig	519,120	389,340	15,488	2,584,249	-	3,508,197
Mark J. Orcutt	502,644	326,719	5,407	2,807,645	-	3,642,415
Timothy Mann, Jr.	437,759	284,543	15,488	-	-	737,790
(1)	Assumes all payments made in a lump sum (rather than over a period of time as may be permitted under the DCP). Reflects credits held in certain Company benefit accounts based on contributions made through age 65, although any payout under the DCP would not be made until any such NEO reached age 65. Amounts shown reflect account balances at age 65 for separation from service due to death or disability at December 31, 2013. The account balances at age 65 for separation from service at retirement would be $2,659,696 for Mr. Carrico, $2,791,158 for Mr. Thompson, $668,693 for Mr. Breunig, and $2,453,826 for Mr. Orcutt.

(2)	As of December 31, 2013, Mr. Carrico has met the requirements of a qualifying retirement and, accordingly, upon death, disability or retirement, he would be treated as being in the continuous employ of the Company and vesting of performance-based RSUs granted in 2011 and 2012 would continue as scheduled if the applicable performance criteria and certain other conditions were to be met. Value reported for Mr. Carrico represents the aggregate dollar amount of the sum of the number of unvested performance-based RSUs granted to Mr. Carrico in May 2011 and May 2012, for which vesting continues upon death, disability or retirement, but for which the actual number of shares issued to Mr. Carrico upon such vesting depends on the price of the Company’s common stock at vesting, which for the purposes of this calculation is assumed to be $47.44, the closing market price of the stock on December 31, 2013, multiplied by that same market price.

56   AXIALL CORPORATION - 2014 Proxy Statement

AUDIT COMMITTEE REPORT

Three directors make up the audit committee of our Board of Directors: T. Kevin DeNicola (who serves as chairman), Patrick J. Fleming and William L. Mansfield. During the course of performing its duties, the committee:

  reviewed and discussed with management our audited financial statements as of and for the year ended December 31, 2013;

  discussed with Ernst & Young LLP, our independent registered public accounting firm for 2013, the items regarding accounting principles set out in Auditing Standards No. 16, “Communication with Audit Committees,” issued by the Public Company Accounting Oversight Board, as amended, from time to time, and Rule 2-02 of Regulation S-X;

  received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP their independence;

  obtained and reviewed a report by Ernst & Young LLP required by the New York Stock Exchange Listing Standards describing: (1) the firm’s internal quality control procedures; (2) any material issues raised by: (a) the most recent internal quality-control review of the firm, or (b) peer review of the firm, or (c) any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (3) all relationships between Ernst & Young LLP and Axiall Corporation (to assess Ernst & Young LLP’s independence); and

  reviewed the adequacy of the system of internal controls and management information systems with our internal auditor and our independent registered public accounting firm, Ernst & Young LLP.

Based on these reviews and discussions, the committee recommended to the Board of Directors that the company’s audited financial statements for the year ended December 31, 2013 be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2013.

T. Kevin DeNicola, Chairman
Patrick J. Fleming
William L. Mansfield

AXIALL CORPORATION - 2014 Proxy Statement   57

PROPOSAL II	ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and Section 14A of the Securities Exchange Act of 1934 provide stockholders with the right to vote to approve, on an advisory (nonbinding) basis, the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC. This advisory stockholder vote is commonly referred to as the “say-on-pay” vote.

At our 2011 annual meeting of stockholders, our stockholders approved, on an advisory basis, that the say-on-pay vote should be held annually. Based on such result, our Board determined that the advisory say-on-pay vote will be held every year until the next advisory vote on the frequency of future say-on-pay votes, which will be held no later than the Company’s 2017 annual meeting of stockholders.

The compensation that our executives earned in 2013 reflects the Company’s compensation philosophy, and the business results achieved by the Company and those individual executives, as described in the Compensation Discussion and Analysis that begins on page 26 in this proxy statement. Consistent with our compensation philosophy and objectives, during 2013 the leadership development and compensation committee took the following compensation-related actions:

  provided annual cash/non-equity incentive compensation opportunities based on performance against a combination of adjusted EBITDA goals and operational and strategic goals;
  granted all of our NEOs long-term equity incentive awards that do not fully vest until three years after the grant date, thereby aligning the interests of our NEOs with those of our stockholders;

  provided that 83% of our CEO’s 2013 target direct compensation(11) and, on average, approximately 70% of our other NEOs’ 2013 target direct compensation was incentive-based, and thus, “at risk.”

  The say-on-pay vote gives stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we are asking stockholders to approve the following resolution:

  “RESOLVED, THAT THE STOCKHOLDERS APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DISCLOSED PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC, INCLUDING THE COMPENSATION DISCUSSION AND ANALYSIS, COMPENSATION TABLES AND ANY RELATED MATERIAL DISCLOSED IN THIS PROXY STATEMENT.”

  Because this vote is advisory, it will not be binding on the Committee, the Board or the Company. However, the leadership development and compensation committee and the Board value the opinions of the Company’s stockholders, and will take into account the outcome of the vote when considering future executive compensation arrangements.

Vote Required

The affirmative vote of a majority of votes cast is required to approve the advisory vote on executive compensation.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL TO APPROVE, ON AN ADVISORY (I.E.,NON-BINDING) BASIS, THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

(11)	We define “target direct compensation” to be the aggregate of each executive’s: (1) base salary; (2) non-equity incentive compensation opportunity at the target level established by the Committee; and (3) long-term equity incentive awards at the target level established by the Committee. Other components of the total annual compensation of our executive officers are set forth on the Summary Compensation Table on page 46 of this proxy statement.

58   AXIALL CORPORATION - 2014 Proxy Statement

PROPOSAL III	RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the Board has appointed Ernst & Young LLP (“E&Y”) as the Company’s independent registered public accounting firm for the year ending December 31, 2014. The Board recommends that this appointment be ratified. If the stockholders fail to ratify this appointment, the audit committee may, but is not required to, reconsider whether to retain that firm. Even if the appointment is ratified, the audit committee in its discretion may direct the appointment of a different accounting firm at any time during the year it if determines that such a change would be in the best interests of the Company and its stockholders. Representatives of E&Y are expected to be present at the annual meeting and, if present, will have the opportunity to make a statement, if they desire to do so, and to respond to appreciate questions.

Independent Registered Public Accounting Firm’s Fees

Fees Billed by Ernst & Young LLP

For the years ended December 31, 2013 and 2012, E&Y provided to us certain professional services. The aggregate amount charged to us for E&Y’s audit, audit-related and tax services was $6,296,548 and $3,418,761 for the years ended December 31, 2013 and 2012, respectively, and consisted of the following:

Audit Fees

The aggregate amount of E&Y fees for the annual audit of our consolidated financial statements and our internal control over financial reporting for the years ended December 31, 2013 and 2012, included in our Annual Report on Form 10-K for each of those years, and for the quarterly reviews of the interim consolidated financial statements included in our Quarterly Reports on Form 10-Q in the years then ended, and for audit services provided in connection with other statutory or regulatory filings were $4,710,228 and $1,868,404, respectively.

Audit-Related Fees

Fees for audit-related services for the years ended December 31, 2013 and 2012 were $256,221 and $20,943, respectively.

Tax Fees

The aggregate amount of fees E&Y charged to us for tax services for the years ended December 31, 2013 and 2012 was $1,327,309 and $1,526,624, respectively. Of those fees, $285,169 and $242,899, respectively, was for tax compliance and tax return preparation services, and the remainder was for tax planning and other tax-related services.

All Other Fees

E&Y charged us $2,790 in other fees during each of the years ended December 31, 2013 and 2012.

Audit Committee Pre-Approval Policy for Audit and Permissible Non-Audit Services

The audit committee adopted an audit and non-audit services pre-approval policy, pursuant to which the audit committee pre-approves all audit and permissible non-audit services to be provided to the Company by its independent registered public accounting firm. Under the policy, the full audit committee annually approves in advance certain services and fee estimates for those services and establishes budgeted amounts for all such services. Services that may arise during the year that were not included in the general pre-approval and services that were pre-approved but for which associated fees will exceed pre-approved levels established or budgeted amounts for that type of service require specific pre-approval by the audit committee. All audit and permissible non-audit services for 2013 were pre-approved by the audit committee.

AXIALL CORPORATION - 2014 Proxy Statement   59

PROPOSAL III RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Vote Required

The affirmative vote of a majority of votes cast is required to approve the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2014.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2014.

60   AXIALL CORPORATION - 2014 Proxy Statement

STOCKHOLDER PROPOSALS
FOR 2015 ANNUAL MEETING

Proposals by stockholders intended to be presented at the 2015 annual meeting must be forwarded in writing and received at our principal executive offices no later than December 19, 2014, directed to the attention of the corporate secretary, for consideration for inclusion in our proxy statement for the annual meeting of stockholders to be held in 2015. If you intend to submit a matter for consideration at next year’s meeting, other than by submitting a proposal to be included in our proxy statement, you must give timely notice according to our bylaws. Those bylaws provide that, to be timely, your notice must be received by our corporate secretary between January 18, 2015 and February 17, 2015. For each matter you intend to bring before the meeting, your notice must comply with all applicable provisions of our bylaws, including a description of the business you wish to be considered, the reasons for conducting that business at the meeting, and any material interest you have in that business as well as information regarding you and the number of shares of our stock that you own. Any stockholder proposals must comply in all respects with the rules and regulations of the SEC.

OTHER INFORMATION

Other Matters that may Come Before the Meeting

We do not know of any matters, other than those stated above, which are to be brought before the meeting. However, if any other matters should be properly presented for consideration and voting, it is the intention of the persons named in the proxy to vote on those matters in accordance with their judgment.

Annual Report

A copy of the 2013 Annual Report on Form 10-K as required to be filed with the SEC, excluding exhibits, will be mailed to stockholders without charge upon written request to: Investor Relations, Axiall Corporation, 1000 Abernathy Road, Suite 1200, Atlanta, Georgia 30328.

April 18, 2014

Timothy Mann, Jr.
Executive Vice President, General Counsel and Secretary

AXIALL CORPORATION - 2014 Proxy Statement   61

at the intersection of axiall chemistry and progress

IMPORTANT ANNUAL MEETING INFORMATION	Admission Ticket
Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on May 20, 2014.

Vote by Internet Go to www.envisionreports.com/AXLL Or scan the QR code with your smartphone Follow the steps outlined on the secure website

Vote by telephone
  Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone. There is NO CHARGE to you for your call.
  Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.
Annual Meeting Proxy Card
IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed.

1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain

	01 - Paul D. Carrico	☐	☐	☐	02 - T. Kevin DeNicola	☐	☐	☐	03 - Patrick J. Fleming	☐	☐	☐

	04 - Robert M. Gervis	☐	☐	☐	05 - Victoria F. Haynes	☐	☐	☐	06 - Michael H. McGarry	☐	☐	☐

	07 - William L. Mansfield	☐	☐	☐	08 - Mark L. Noetzel	☐	☐	☐	09 - Robert Ripp	☐	☐	☐

	10 - David N. Weinstein	☐	☐	☐

The Board of Directors recommends a vote FOR Proposal 2.

		For	Against	Abstain

2.	To approve, on an advisory basis, the compensation of the Company's named executive officers.	☐	☐	☐

The Board of Directors recommends a vote FOR Proposal 3.

		For	Against	Abstain

3.	To ratify the appointment of Ernst & Young LLP to serve as the independent registered public accounting firm for the year ending December 31, 2014.	☐	☐	☐

B	Non-Voting Items
Change of Address — Please print new address below.

Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Axiall Corporation
Annual Meeting of Stockholders
Admission Ticket

The annual meeting of Axiall Corporation will be held at the JW Marriott Hotel,
3300 Lenox Road NE, Atlanta, Georgia 30326, on May 20, 2014 at 1:30 pm local time.

TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS IN PERSON, YOU MUST PRESENT THIS ADMISSION TICKET, ALONG WITH PHOTO IDENTIFICATION.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held
on May 20, 2014: The proxy materials, including the 2014 proxy and 2013 annual report, are available at www.envisionreports.com/AXLL.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Axiall Corporation

Proxy for Annual Meeting of Stockholders — May 20, 2014

This Proxy is Solicited by the Board of Directors

The undersigned hereby appoints Mark L. Noetzel, Paul D. Carrico and Timothy Mann, Jr. or any of them, with full power of substitution as proxyholders to represent and to vote, as designated hereon, the common stock of the undersigned at the annual meeting of stockholders of Axiall Corporation to be held on May 20, 2014 and any adjournment thereof.

If the undersigned has voting rights to shares of Axiall Corporation common stock in a retirement plan of Axiall Corporation, the undersigned hereby directs the trustee to vote shares equal to the number of shares allocated to the undersigned’s account under the applicable plan with the instructions given herein.

The shares represented by this proxy card will be voted as directed on the front. IF NO DIRECTION IS GIVEN AND THE PROXY CARD IS VALIDLY EXECUTED, THE SHARES WILL BE VOTED FOR THE TEN NOMINEES LISTED IN PROPOSAL 1, FOR PROPOSAL 2, AND FOR PROPOSAL 3. IN THEIR DISCRETION, THE PROXYHOLDERS ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.